UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of
the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
ORGANOGENESIS HOLDINGS INC.
(Name of Registrant as Specified In Its Charter)
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ORGANOGENESIS HOLDINGS INC.

85 Dan Road

Canton, Massachusetts 02021

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We invite you to attend our 2023 Annual Meeting of Stockholders, which is being held as follows:

Date:	June 13, 2023

Time:	11:00 a.m., Eastern time

Location:	Virtual annual meeting of stockholders conducted via live audio webcast at: www.virtualshareholdermeeting.com/ORGO2023

At the meeting, we will ask our stockholders to:

•

re-elect as our directors Alan A. Ades, Robert Ades, Michael J. Driscoll, Prathyusha Duraibabu, David Erani, Jon Giacomin, Gary S. Gillheeney, Sr., Michele Korfin, Arthur S. Leibowitz, Glenn H. Nussdorf, and Gilberto Quintero, each to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

•	approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement;

•	ratify the appointment of RSM US LLP as our independent registered public accounting firm for fiscal year 2023; and

•	consider any other business properly presented at the meeting.

You may vote on these matters in person (virtually), by proxy or via the internet or telephone. We have elected to hold our annual meeting via remote communication again this year. You may attend the virtual annual meeting and vote your shares during the meeting by visiting our annual meeting website at www.virtualshareholdermeeting.com/ORGO2023. Whether or not you plan to attend the virtual meeting, we ask that you promptly complete and return your proxy card by mail or vote via the internet or telephone, so that your shares will be represented and voted at the meeting in accordance with your wishes.

You are entitled to participate in and submit questions in writing during the annual meeting if you were a stockholder as of the close of business on April 25, 2023. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/ORGO2023, you will need the 16-digit control number included on your notice, your proxy card or the instructions that accompanied your proxy materials. Online check-in will begin 15 minutes before the scheduled meeting start time. Please allow ample time for the online check-in procedures. If you have difficulty accessing the virtual annual meeting, please call the technical support number that will be posted on the virtual annual meeting log in page for assistance. We will have personnel available to assist you. If you hold shares through a bank, broker or other nominee, you will need to contact such bank, broker or other nominee for assistance with your 16-digit control number. A list of our registered holders as of the close of business on the record date will be made available to stockholders during the meeting at www.virtualshareholdermeeting.com/ORGO2023.

Only stockholders of record at the close of business on April 25, 2023 may vote at the meeting.

By order of the Board of Directors,

William R. Kolb

Secretary

May 1, 2023

*****************

YOUR VOTE IS IMPORTANT

Please sign and return the enclosed proxy card or vote by internet or telephone, whether or not you plan to attend the virtual annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2023

This proxy statement and our fiscal year 2022 Annual Report to Stockholders are also available for viewing, printing and downloading at the “Investors – SEC Filings” section of our website, www.organogenesis.com, and at www.proxyvote.com.

INFORMATION ABOUT THE MEETING

The Meeting

The 2023 Annual Meeting of Stockholders of Organogenesis Holdings Inc. will be held virtually at 11:00 a.m., Eastern time, on Tuesday, June 13, 2023 at www.virtualshareholdermeeting.com/ORGO2023. At the meeting, stockholders of record on the record date for the meeting who are present (virtually) or represented by proxy will have the opportunity to vote on the following matters:

•

the re-election of Alan A. Ades, Robert Ades, Michael J. Driscoll, Prathyusha Duraibabu, David Erani, Jon Giacomin, Gary S. Gillheeney, Sr., Michele Korfin, Arthur S. Leibowitz, Glenn H. Nussdorf, and Gilberto Quintero, each to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

•	approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement;

•	the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for our fiscal year ending on December 31, 2023.

Our board of directors does not intend to present to the annual meeting any business other than the proposals described in this proxy statement. Our board of directors was not aware, as of a reasonable time before making this proxy statement available to our stockholders, of any other business that properly may be presented for action at the annual meeting. If any other business should come before the annual meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment, to the extent authorized by applicable regulations.

This Proxy Solicitation

This proxy statement and the enclosed proxy card are being furnished because our board of directors is soliciting your proxy to vote at the annual meeting (including any adjournment or postponement of the meeting).

•	This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

•	The proxy card is the means by which you actually authorize another person to vote your shares at the meeting in accordance with your instructions.

We will pay the cost of soliciting proxies. Our directors, officers and employees may solicit proxies in person, by telephone or by other means. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to the beneficial owners of those shares. We do not plan to retain the services of a proxy solicitation firm to assist us in this solicitation.

The proxy materials, including this proxy statement and our fiscal year 2022 Annual Report to Stockholders are also available for viewing, printing and downloading at the “Investors – SEC Filings” section of our website, www.organogenesis.com, and at www.proxyvote.com on or about May 1, 2023.

Who May Vote

Holders of record of our Class A common stock at the close of business on April 25, 2023 are entitled to one vote per share of Class A common stock on each proposal properly brought before the annual meeting.

A list of our registered holders as of the close of business on the record date will be made available to stockholders during the meeting at www.virtualshareholdermeeting.com/ORGO2023. In addition, you may contact our Chief Administrative and Legal Officer, Lori Freedman, at our offices located at 85 Dan Road, Canton, MA 02021, to make arrangements to review a copy of the stockholder list at those offices, between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, on any business day from June 3, 2023 to the time of the annual meeting.

How to Vote

If your shares are registered in your name, you may vote online while virtually attending the annual meeting by visiting www.virtualshareholdermeeting.com/ORGO2023 or by proxy without attending the meeting. Registered stockholders may also vote by telephone or on the internet prior to the meeting by following the instructions included with your proxy card mailed to you on or about May 1, 2023. In addition, if you received a printed proxy card, you may mark, sign, date and mail the proxy card you received in the postage-paid return envelope. If you vote in accordance with any of the available methods, your shares will be voted at the meeting pursuant to your instructions. If you sign and return the proxy card or vote by telephone or on the internet but do not provide voting instructions on some or all of the proposals, your shares will be voted by the persons named in the proxy card on all uninstructed proposals in accordance with the recommendations of the board of directors given below.

Shares Held by Brokers or Nominees

If your shares are held in “street name” by a broker, bank or other nominee, that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares, which may include the ability to instruct the voting of your shares by telephone or on the internet prior to the meeting.

If your shares are registered in your name or, in certain instances, if your shares are held by a broker, bank or other nominee and you wish to vote online while virtually attending the meeting, you will need to access the live audio webcast of the meeting at www.virtualshareholdermeeting.com/ORGO2023 and follow the instructions for stockholder voting.

Under stock exchange rules applicable to most brokerage firms, if you do not give instructions to your broker, it is permitted to vote any shares it holds for your account in its discretion with respect to “routine” proposals, but it is not allowed to vote your shares with respect to certain non-routine proposals. Proposal 1, regarding the election of directors, and Proposal 2, regarding the approval of compensation of the named executive officers are both “non-routine” proposals. If you do not instruct your broker how to vote with respect to such proposals, your broker will not vote on such proposals and your shares will be recorded as “broker non-votes” and will not affect the outcome of the vote on such proposals. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that, while voting in its discretion on one matter, it does not have or did not exercise discretionary authority to vote on another matter.

Proposal 3, the ratification of RSM US LLP as our independent registered public accounting firm, is considered to be a routine item under the applicable rules and your broker will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name.

If a broker or nominee holds shares of our Class A common stock in “street name” for your account, then this proxy statement may have been forwarded to you with a voting instruction card, which allows you to instruct the broker or nominee how to vote your shares on the proposals described herein. To vote by proxy or to instruct your broker how to vote, you should follow the directions provided with the voting instruction card. In order to have your vote counted on Proposal 1 and Proposal 2, you must either provide timely voting instructions to your broker or obtain a properly executed proxy from the broker or other record holder of the shares that authorizes you to act on behalf of the record holder with respect to the shares held for your account.

Quorum Required to Transact Business

At the close of business on April 25, 2023, a total of 131,226,807 shares of our Class A common stock were outstanding. Our bylaws require that a majority of the outstanding shares of our common stock be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business at the meeting. We will count abstentions and broker non-votes as shares represented at the meeting in determining whether a quorum exists.

Multiple Stockholders Sharing the Same Address

Some banks, brokers and other nominee record holders may be “householding” our proxy statements, annual reports and related materials. “Householding” means that only one copy of these documents may have been sent to multiple stockholders in one household. If you would like to receive your own set of proxy statements, annual reports and related materials, or if you share an address with another stockholder and together both of you would like to receive only a single set of these documents, please contact your bank, broker or other nominee, or Broadridge Investor Communication Solutions, Inc. by sending such request by mail to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or by calling 1-866-540-7095.

To request a printed copy of the proxy statement, annual report and form of proxy relating to this stockholder meeting or future stockholder meetings, visit www.proxyvote.com, call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. You must have available the 16-digit control number from the notice described above.

May I change my vote?

If you are a registered stockholder, you may change your vote or revoke your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, by submitting an electronic proxy as of a later date or by virtually attending the meeting and voting online during the meeting. If your shares are held in “street name,” you must contact your bank, broker or other nominee for instructions on changing your vote.

What vote is required to approve each proposal?

The affirmative vote of the holders of a plurality of the shares represented in person or by proxy is required for the election of directors (Proposal 1). Broker non-votes and proxies marked to withhold authority with respect to the election of one or more directors will not be voted with respect to the director indicated. The eleven director nominees receiving the highest number of votes will be elected. The compensation of the named executive officers (Proposal 2) and the ratification of the selection of the independent registered public accounting firm (Proposal 3) will each be approved if each proposal receives a majority of the votes cast. Proposals 2 and 3 are non-binding proposals.

Where is the meeting held?

The annual meeting will be conducted via live audio webcast at: www.virtualshareholdermeeting.com/ORGO2023. You will be able to participate, submit questions and vote your shares electronically. To do so, you will need to visit www.virtualshareholdermeeting.com/ORGO2023 and use the 16-digit control number provided with the voting instructions.

Please allow ample time for the online check-in process. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page hosting the virtual meeting.

How do I submit a question at the annual meeting?

If you wish to submit a question on the day of the annual meeting, beginning at 10:45 a.m., Eastern Time on June 13, 2023, you may login and ask a question at www.virtualshareholdermeeting.com/ORGO2023. The annual meeting will be governed by our meeting guidelines posted at www.virtualshareholdermeeting.com/ORGO2023 in advance of the meeting. The meeting guidelines will address the ability of stockholders to ask questions during the meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to meeting participants.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

No Appraisal Rights

There are no appraisal rights associated with any of the proposals being considered at the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

The first proposal on the agenda for the meeting is the re-election of Alan A. Ades, Robert Ades, Michael J. Driscoll, Prathyusha Duraibabu, David Erani, Jon Giacomin, Gary S. Gillheeney, Sr., Michele Korfin, Arthur S. Leibowitz, Glenn H. Nussdorf, and Gilberto Quintero each to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. At each Annual Meeting of Stockholders, each of our directors is elected until the next annual meeting to succeed the directors whose terms are then expiring.

The following table sets forth certain information as of April 20, 2023, regarding our directors, each of whom has been nominated for re-election.

Name	Age	Position(s)
Alan A. Ades	84	Director
Robert Ades	49	Director
Michael J. Driscoll(1)	62	Director
Prathyusha Duraibabu(2)(3)	44	Director
David Erani	34	Director
Jon Giacomin(1)(2)(3)	58	Director, Chair of Nominating Committee and Chair of Compensation Committee
Gary S. Gillheeney, Sr.	68	Director, Chair of the Board, President and Chief Executive Officer
Michele Korfin(3)	51	Director
Arthur S. Leibowitz(1)(2)(3)	69	Director, Lead Independent Director and Chair of Audit Committee
Glenn H. Nussdorf	68	Director
Gilberto Quintero(2)	58	Director

(1)	Member of the Nominating Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.

Directors

Alan A. Ades has served as a member of our board of directors since 2003. Mr. Ades is a Co-founder and Principal Owner of A & E Stores, Inc., and served as its President and Chief Executive Officer from 1966 through 2020. Mr. Ades founded Rugby Realty Co., Inc. in 1980 and has served as its Principal since 1980. Mr. Ades has a B.A. in Business Administration from the University of Michigan and an L.L.B. from New York University Law School. We believe Mr. Ades is qualified to serve on our board of directors due to his investment and financial experience, his expertise in business management and his long term significant ownership interest in the Company. Mr. Ades is the father of Robert Ades.

Robert Ades has been a member of our board of directors since 2020. Mr. Ades has been a Principal of Rugby Realty Co., Inc. since 2005. Mr. Ades has over fifteen years of experience in commercial real estate. Mr. Ades received a B.A. in English Literature from the University of Michigan. We believe Mr. Ades is qualified to serve on our board of directors due to his business experience and the Ades family’s long term significant ownership interest in the Company. Mr. Ades is the son of Alan A. Ades.

Michael J. Driscoll has served as a member of our board of directors since 2022. Dr. Driscoll served as a Dean of the Richard J. Bolte, Sr. School of Business at Mount St. Mary’s University from 2018 until 2021. From 2010 to 2018, Dr. Driscoll was a professor of finance and economics at the Robert B. Willumstad School of Business at Adelphi University. Prior to his career in education, Dr. Driscoll worked for 28 years in the financial services industry. Among his career highlights during this period, he served as the Global Head of Trading for Geosphere Capital LLC, a hedge fund focused on global natural resources and industrials, from 2007 to 2010 and as a Senior Managing Director of Equity Trading at Bear, Stearns & Co. Inc., a global investment bank, from

2002 to 2007. Dr. Driscoll received a B.S. in Marine Transportation from SUNY Maritime College, an M.B.A. from Adelphi University and an Ed.D. from the University of Pennsylvania. We believe Dr. Driscoll is qualified to serve on our board of directors due to his experience in finance and economics.

Prathyusha Duraibabu has been a member of our board of directors since 2021. She has over 22 years of experience in optimizing financial operations, driving organizational change, building diverse teams, and delivering results. Ms. Duraibabu has served as Chief Financial Officer of Sangamo Therapeutics, Inc., a genomic medicine company since June 2021 and has been with the company since March 2019 as its Vice President, Finance. Prior to joining Sangamo, Ms. Duraibabu served as Corporate Controller at Pacific Biosciences of California, Inc., a public commercial biotechnology company, from June 2010 to March 2019, where she was responsible for global financial operations, strategy, audit, and tax. Ms. Duraibabu received her B.S. in Accounting from Oxford Brookes University in Oxford, United Kingdom, and her M.B.A. from San Jose State University, California. Ms. Duraibabu is a Certified Public Accountant in the State of California. We believe that Ms. Duraibabu is qualified to serve on our board of directors due to her breadth of financial, operational, and compliance experience in various industries including biotechnology.

David Erani has served as a member of our board of directors since 2020. Mr. Erani has served as a Senior Consultant for UIC Inc. since 2015. Mr. Erani received a B.A. in Mathematics and a B.S. in Physics from Johns Hopkins University. We believe Mr. Erani is qualified to serve on our board of directors due to his business experience and the Erani family’s long term significant ownership interest in the Company. Mr. Erani is the son of Albert Erani, a former director.

Jon Giacomin has been a member of our board of directors since 2021. Mr. Giacomin serves as the Chief Operating Officer of the American Medical Association (“AMA”), a position he has held from January 2023 to present. Before joining the AMA, Mr. Giacomin served as the Chief Executive Officer of U.S. Anesthesia Partners, Inc. (“USAP”), a privately-owned, single-specialty anesthesia practice, from 2019 until 2021. Prior to joining USAP, Mr. Giacomin held various leadership positions at Cardinal Health, Inc. (NYSE: CAH) from 2001 to 2019, a leading distributor of pharmaceuticals, global manufacturer and distributor of medical and laboratory products and provider of performance and data solutions for health care facilities. Mr. Giacomin most recently served as Chief Executive Officer of Cardinal Health’s Medical Segment and previously served as Chief Executive Officer of its Pharmaceutical Segment from 2014 to 2018. Mr. Giacomin began his career as a Nuclear Engineer and Surface Warfare Officer in the U.S. Navy and subsequently held positions at Sotera Health Company (Nasdaq: SHC) and Griffith Micro Science International Inc. before joining Cardinal Health. Mr. Giacomin received a B.S. in Mechanical Engineering from the University of Notre Dame, and an MBA in Finance from the University of Chicago’s Booth School of Business. We believe that Mr. Giacomin is qualified to serve on our board of directors due to his experience in business management and experience working with public and private companies in the healthcare industry.

Gary S. Gillheeney, Sr. has served as our President and Chief Executive Officer since 2014, as a member of our board of directors since 2018 and as Chair of our board of directors since 2023. Previously, he served as our Executive Vice President, Chief Operating Officer and Chief Financial Officer from 2003 to 2014 and as our Chief Financial Officer from 2002 to 2003. Prior to joining Organogenesis, Mr. Gillheeney held executive positions at Innovative Clinical Solutions, Ltd., a provider of decision support and clinical knowledge solutions to healthcare staff, from 1999 to 2002, as its Chief Operating Officer, Chief Financial Officer, as well as Treasurer and Secretary. Prior to joining Innovative Clinical Solutions, Mr. Gillheeney held positions as Senior Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary at Providence Energy Corporation. Mr. Gillheeney has a B.S. in Accounting from American International College and an M.B.A. from Bryant College. We believe that Mr. Gillheeney is qualified to serve on our board of directors due to his service as our President and Chief Executive Officer and his extensive knowledge of our company and industry.

Michele Korfin has been a member of our board of directors since 2022. Ms. Korfin has served as the Chief Operating and Chief Commercial Officer of Gamida Cell Ltd. (Nasdaq: GMDA) since August 2020. Prior to joining Gamida Cell, Ms. Korfin served as Chief Operating Officer at TYME Technologies, Inc. (Nasdaq: TYME), a biotechnology company focused on therapeutic candidates that target cancer metabolism, from 2018 until 2020. From 2016 until 2018, she was Vice President of Market Access at Kite Pharma, Inc., or Kite, a biotechnology company engaged in the development of cancer immunotherapy products that is now part of Gilead Sciences. At Kite, she oversaw the market access strategy, including payer relations, reimbursement and government affairs for Yescarta®, the first approved CAR-T therapy in lymphoma. She also worked closely with the manufacturing and supply chain teams at Kite to prepare for FDA approval and commercialization. Before joining Kite, Ms. Korfin spent more than a decade at Celgene Corporation (now part of Bristol Myers Squibb) in a variety of key strategic and operational roles, including overseeing the global development programs for Revlimid®, a therapy approved for patients with certain hematologic malignancies. She also led Celgene Corporation’s oncology sales force of over 120 representatives responsible for Abraxane®, which is now a standard of care in pancreatic cancer. Ms. Korfin holds an M.B.A. from Harvard Business School and a B.S. in Pharmacy from Rutgers University. She is a Registered Pharmacist in New Jersey. She is also on the Board of Trustees of BioNJ, the organization that represents the biotechnology industry for New Jersey. We believe that Ms. Korfin is qualified to serve on our board of directors due to her experience in business management and experience working with public and private companies in the pharmaceutical industry.

Arthur S. Leibowitz has been a member of our board of directors since 2018 and has served as Lead Independent Director since 2023. Mr. Leibowitz is a clinical professor at the Robert B. Willumstad School of Business at Adelphi University, where he teaches courses in accounting and auditing to both graduate and undergraduate students. Mr. Leibowitz began as an adjunct professor at Adelphi University in 2008, became a full-time lecturer in 2010 and was promoted to clinical professor in 2013. Mr. Leibowitz previously served as a member of the board of directors and the audit committee of Arotech Corporation (formerly on Nasdaq: ARTX) from 2009 to 2014. Before joining Adelphi University, Mr. Leibowitz was an audit and business assurance partner at PricewaterhouseCoopers. During his twenty-seven years at PwC, Mr. Leibowitz served in a national leadership role for PwC’s retail industry group and was the portfolio audit partner for one of PwC’s leading private equity firm clients. Mr. Leibowitz is a certified public accountant in New York State and received a B.S. in accounting from Brooklyn College and a Masters of Accountancy from Stetson University. We believe that Mr. Leibowitz is qualified to serve on our board of directors due to his experience working with public and private companies on corporate finance and accounting matters.

Glenn H. Nussdorf has served as a member of our board of directors since 2003. Mr. Nussdorf has served as Chief Executive Officer of Quality King Distributors, Inc., a distributor of health and beauty care products and prescription drugs, and its subsidiary QK Healthcare, Inc., since 1999. Previously, Mr. Nussdorf served as Chief Operating Officer of Quality King from 1997 to 1998 and as a Senior Vice President from 1994 to 1996. Mr. Nussdorf is also a major stockholder of Parlux Holdings, Inc., a vertically integrated wholesale distributor and specialty retailer of perfumes and fragrances. Since 2017, Mr. Nussdorf has also served as a member of the board of directors of Parlux Holdings, Inc. We believe Mr. Nussdorf is qualified to serve on our board of directors due to his investment and financial experience, his expertise in business management and his long term significant ownership interest in the Company.

Gilberto Quintero has been a member of our board of directors since 2022. Dr. Quintero has served as Global Chief Quality Officer at Kimberly-Clark Corporation (NYSE: KMB) since 2019. He previously served as the Chief Quality and Regulatory Affairs Officer for Pharmaceuticals and Medical Devices at Cardinal Health, Inc. (NYSE: CAH) from 2015 to 2019. Dr. Quintero’s experience also includes eleven years at Wyeth/Pfizer where he had technical leadership positions in R&D, Quality and Technical Operations. Dr. Quintero received his PhD in Chemistry from Texas A&M University, his M.B.A. from the University of Tennessee at Chattanooga and his Bachelor of Science in Chemistry from Catholic University of Puerto Rico. We believe that Dr. Quintero is qualified to serve on our board of directors due to his experience in quality and regulatory roles and significant business experience.

If for any reason any of the nominees becomes unavailable for election, the persons designated in the proxy card may vote the shares represented by proxy for the election of a substitute nominated by the Board of Directors. Each nominee has consented to serve as a director if elected, and we currently have no reason to believe that any of them will be unable to serve.

The eleven nominees receiving the greatest number of votes cast will be elected as directors. Brokers may not vote shares they hold for you in the election of Directors unless they receive timely voting instructions from you. We will not count votes withheld or broker non-votes as having been cast for the election of a director.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALAN A. ADES, ROBERT ADES, MICHAEL J. DRISCOLL, PRATHYUSHA DURAIBABU, DAVID ERANI, JON GIACOMIN, GARY S. GILLHEENEY, SR., MICHELE KORFIN, ARTHUR S. LEIBOWITZ, GLENN H. NUSSDORF AND GILBERTO QUINTERO AS DIRECTORS.

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION PAID TO

OUR NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to cast an advisory (non-binding) vote on executive compensation, or a “say-on-pay” vote. Under Section 14A of the Securities Exchange Act of 1934, we must hold this advisory vote at least once every three years. In light of the vote of our stockholders recommending annual say-on-pay votes at our 2022 Annual Meeting of Stockholders, we intend to continue to seek this input on an annual basis.

The say-on-pay vote is a non-binding vote on the compensation paid to our named executive officers, as described elsewhere in this proxy statement under the heading “Executive Compensation,” and includes the “Compensation Discussion and Analysis,” the tabular disclosure regarding such compensation and the accompanying narrative disclosure, all as set forth in this proxy statement. The Executive Compensation section describes our compensation philosophy and objectives, how we determine executive compensation, the elements of total compensation and the actual compensation of our named executive officers identified in that section. The compensation committee and our board of directors believe that the policies and practices described in the “Executive Compensation” section of this proxy statement are effective in implementing our compensation philosophy and objectives and that the compensation of our named executive officers for 2022 reflects and supports those policies and practices.

The affirmative vote of the holders of a majority of the votes cast at the meeting is required for approval of the advisory resolution to approve the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the voting outcome. The say-on-pay vote is not binding on the compensation committee or our board of directors. However, the compensation committee and our board of directors will take into account the result of the vote when determining future executive compensation arrangements.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RSM US LLP currently serves as our independent registered public accounting firm and audited our financial statements for the fiscal year ended December 31, 2022. Our audit committee has retained RSM US LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2023. Detailed disclosure of the audit and tax fees we paid to RSM US LLP in 2022 and 2021 may be found in the “Information About Our Audit Committee and Independent Registered Public Accounting firm – Audit and Other Fees” section of this proxy statement.

Our audit committee is responsible for selecting and appointing our independent registered public accounting firm, and this appointment is not required to be ratified by our stockholders. However, our audit committee has recommended that the Board of Directors submit this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether to retain RSM US LLP, and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and the best interest of Organogenesis and our stockholders.

Representatives of RSM US LLP are expected to attend the annual meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

In order to pass, this proposal must receive a majority of the votes cast with respect to this matter. We will not count abstentions or broker non-votes as votes cast.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF RSM US LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2023.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND MANAGEMENT

Board Composition

Our board of directors currently consists of eleven members, each of whom holds office until their successor has been elected and qualified or until the earlier of their resignation or removal. Our certificate of incorporation and bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Our certificate of incorporation and bylaws also provide that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Previously, the Company was a “controlled company” under the Nasdaq Stock Market (“Nasdaq”) listing rule 5615(c) because Alan A. Ades, Albert Erani and Glenn H. Nussdorf, current and former members of our board of directors, together with Dennis Erani, Starr Wisdom and certain of their respective affiliates controlled over 50% of the voting power for the election of the Company’s directors. We refer to this group as the Significant Stockholder Group. As a controlled company, the Company was not required to have and did not have (i) a majority of independent directors on its board of directors, (ii) a nominating/corporate governance committee composed entirely of independent directors or (iii) a compensation committee composed entirely of independent directors. On May 6, 2021, the Company ceased to qualify as a “controlled company” because the Significant Stockholder Group no longer controlled over 50% of the voting power for the election of the Company’s directors. Following the loss of controlled company status and within the phase-in periods permitted by Nasdaq, the Company established a Nominating Committee consisting solely of independent directors, reconstituted the Compensation Committee such that all of the members were independent and appointed additional independent directors such that a majority of members of the board of directors were independent.

The Significant Stockholder Group and the Company remain party to a Controlling Stockholders Agreement dated December 10, 2018. Under the Agreement and subject to certain conditions set forth in the Agreement, Alan Ades has the right to designate two members of our board of directors and Albert Erani and Glenn Nussdorf each has the right to designate one member of our board of directors. The members of the Significant Stockholder Group have agreed to vote for the election to our board of directors of each person so designated. Mr. Ades’ two designees to our board of directors are himself and Robert Ades. Albert Erani’s designee to our board of directors is David Erani. Glenn Nussdorf’s designee to our board of directors is himself.

Board Leadership

Gary S. Gillheeney, Sr. currently serves as our President, Chief Executive Officer and Chair of the Board. Our board of directors has determined that, at present, combining the positions of Chair of the Board and Chief Executive Officer serves the best interests of the Company and our stockholders. Our board of directors believes that our Chief Executive Officer’s extensive knowledge of our businesses, expertise and leadership skills make him a more effective Chair than an independent director.

Our board of directors has designated Mr. Leibowitz to serve as our Lead Independent Director. The Lead Independent Director will, among other functions, preside at all meetings of the board of directors at which the Chair is not present and will serve as a liaison between the Chief Executive Officer and the independent directors. The Lead Independent Director also presides at executive sessions of the independent directors.

Board Role in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Audit Committee

The Company has a standing audit committee consisting of Mr. Leibowitz, its chairperson, Ms. Duraibabu, Mr. Giacomin and Dr. Quintero. From November 19, 2021 until February 15, 2022, the audit committee consisted of Mr. Leibowitz, its chairperson, Ms. Duraibabu and Mr. Giacomin. From February 15, 2022 until April 29, 2022, the audit committee consisted of Mr. Leibowitz, its chairperson, Dr. Driscoll and Ms. Duraibabu. From April 29, 2022 until April 19, 2023, the audit committee consisted of Mr. Leibowitz, its chairperson, Dr. Driscoll, Ms. Duraibabu and Mr. Giacomin. The audit committee is responsible for, among other matters: (i) reviewing and discussing with management and the independent auditor the annual and quarterly financial statements, and recommending to the board whether the financial statements should be included in the Company’s Annual Report on Form 10-K or Quarterly Reports on Form 10-Q, as applicable; (ii) discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements; (iii) discussing with management major risk assessment and risk management policies including IT security protocols; (iv) monitoring the independence of the independent auditor; (v) verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law; (vi) reviewing and approving related-party transactions (as required pursuant to the Company’s related party transactions policy); (vii) inquiring and discussing with management the Company’s compliance with applicable laws and regulations; (viii) pre-approving all audit services and permitted non-audit services to be performed by the Company’s independent auditor, including the fees and terms of the services to be performed; (ix) appointing or replacing the independent auditor; (x) determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; (xi) engaging a third party firm to perform an internal audit function and discussing and agreeing upon audit strategy and the scope of the internal audit function; (xii) review the status of the Company’s capital expenditures, including its investment in an ERP system; and (xiii) establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding the Company’s financial statements or accounting policies.

Our board of directors has determined that each member of the audit committee: (i) satisfies the Nasdaq independence standards and the independence standards of Rule 10A-3(b)(1) of the Exchange Act and (ii) meets the requirements for financial literacy under applicable rules and regulations of the SEC and Nasdaq. The board of directors has also determined that Mr. Leibowitz and Ms. Duraibabu each qualify as an “audit committee financial expert,” as defined by applicable rules of Nasdaq and the SEC.

The audit committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Audit Committee charter is available in the Investor Relations (Investors > Corporate Governance > Documents & Charters) section of our website, which is located at www.organogenesis.com. The audit committee met in person or by telephone seven times during fiscal year 2022.

Compensation Committee

The Company has a standing compensation committee consisting of Mr. Giacomin, its chairperson, Ms. Duraibabu, Ms. Korfin and Mr. Leibowitz. From July 16, 2021 until February 15, 2022, the compensation committee consisted of Mr. Leibowitz, its interim chairperson, Mr. Alan Ades and Mr. Giacomin. From February 15, 2022 until April 19, 2023, the compensation committee consisted of Mr. Giacomin, its chairperson, Ms. Duraibabu and Mr. Leibowitz. All of the members of our compensation committee are independent. Among other things, the compensation committee: (i) reviews and recommends for approval by the board of directors, executive officer compensation, including salary, bonus, and short term and long term incentive compensation levels (including equity compensation) and the corporate goals and objectives relevant to executive officer compensation; (ii) oversees the evaluation of the chief executive officer and other executive officers of the Company; (iii) retains a recognized independent compensation consultant (that meets certain independence factors) to assess the competitiveness of the Company’s compensation levels and practice applicable to the executive officers and directors of the Company; (iv) reviews and makes recommendations to the board of directors with respect to the Company’s employee benefit plans, including all incentive-compensation plans and equity-based plans; (v) reviews and makes recommendations to the board of directors with respect to the compensation of independent directors, committee chairpersons, and committee members, consistent with any applicable requirements of the Nasdaq rules; (vi) reviews any stockholder proposals related to compensation matters and makes recommendations to the board of directors regarding those proposals; (vii) prepares and approves for inclusion in the Company’s annual proxy statement and annual report on Form 10-K the report on executive compensation, if required by the rules of the Securities and Exchange Commission; (viii) reviews and discusses with the Company’s management the compensation discussion and analysis (CD&A) section in the Company’s annual proxy statement, and based on such review and discussion, determines whether to recommend to the board of directors that the CD&A be so included; and (ix) reviews and discusses with management the Company’s plans and practices to provide that our compensation programs, plans or practices do not encourage employees to take unnecessary risk that could threaten the Company.

The compensation committee operates under a written charter adopted by the board of directors, which is available in the Investor Relations (Investors > Corporate Governance > Documents & Charters) section of our website, which is located at www.organogenesis.com. The compensation committee met in person or by telephone seven times during fiscal year 2022.

For more information regarding the authority of our Compensation Committee, the extent of delegation to our Compensation Committee, our processes and procedures for determining executive compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation for directors and executive officers, please see “Executive Compensation – Compensation Discussion and Analysis” in this proxy statement.

Nominating Committee

The Company has a standing nominating committee consisting of Mr. Giacomin, its chairperson, Dr. Driscoll and Mr. Leibowitz. During 2021 and until February 15, 2022, the nominating committee consisted of Mr. Giacomin, its chairperson, and Mr. Leibowitz. The board of directors has determined that each director of the nominating committee is independent under applicable Nasdaq listing rules. The nominating committee is responsible for, among other matters: (i) identifying, reviewing, evaluating and communicating with candidates qualified to become board members or nominees for directors of the board consistent with criteria approved by the board; (ii) recommending to the board the persons to be nominated for election as directors at any meeting of stockholders and the persons (if any) to be elected by the board to fill any vacancies or newly created directorships that may occur between such meetings; (iii) overseeing the Company’s corporate governance functions and developing, recommending to the board and updating as necessary a set of corporate governance guidelines applicable to the Company and assisting the board in complying with them; (iv) overseeing the evaluation of the board; (v) recommending to the board the members of the board to serve on committees of the board; and (vi) making other recommendations to the board relating to the directors of the Company.

The nominating committee operates under a written charter adopted by the board of directors, which is available in the Investor Relations (Investors > Corporate Governance > Documents & Charters) section of our website, which is located at www.organogenesis.com. The nominating committee met in person or by telephone four times during fiscal year 2022.

Compensation Committee Interlocks and Insider Participation

Currently, all of the members of our compensation committee, Mr. Giacomin, its chairperson, Ms. Duraibabu, Ms. Korfin and Mr. Leibowitz, are independent.

From July 16, 2021 until February 15, 2022, the compensation committee consisted of Mr. Leibowitz, its interim chairperson, Mr. Alan Ades and Mr. Giacomin. From February 15, 2022 until April 19, 2023, the compensation committee consisted of Mr. Giacomin, its chairperson, Ms. Duraibabu and Mr. Leibowitz. As noted under the caption “Board Composition,” the Company was previously a “controlled company” under the Nasdaq listing rule 5615(c), and as a controlled company, the Company was not required to have and did not have a compensation committee composed entirely of independent directors. The compensation committee complied with the phase-in schedule for compensation committee member independence, and a majority of the members of our compensation committee were independent by July 16, 2021 and all of the members of the compensation were independent when Ms. Duraibabu replaced Mr. Alan Ades as a compensation committee member on February 15, 2022. As noted elsewhere in this proxy statement, Mr. Alan Ades is a member of the Significant Stockholder Group that previously controlled over 50% of the voting power for the election of the Company’s directors. As noted under the caption “Certain Relationships and Related Transactions – Agreements with our Stockholders,” certain of the buildings we occupy in Canton, Massachusetts are owned by entities that are controlled by Alan Ades, Albert Erani, Dennis Erani and Glenn Nussdorf. We entered into lease agreements with these entities and make payments to the entities pursuant to the lease agreements. For details regarding each transaction and amounts paid to the entities controlled by Mr. Alan A. Ades, please see “Certain Relationships and Related Transactions – Agreements with our Stockholders.”

As disclosed herein, decisions about the compensation of our executive officers are made by our board of directors based upon the recommendation of our compensation committee. None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve as members of the Company’s compensation committee or board of directors. None of the members of our board of directors is an officer or employee of our company nor has any of them ever been an officer or employee of our company, in each case, other than Mr. Gillheeney.

Code of Business Conduct and Ethics; Corporate Governance Guidelines

We have adopted a written code of ethics and conduct that applies to our directors, executive officers and employees, as well as corporate governance guidelines. Copies of the code of ethics and conduct and our corporate governance guidelines are posted on the Investor Relations (Investors > Corporate Governance > Documents & Charters) section of our website, which is located at www.organogenesis.com. If we make any substantive amendments to the code of ethics and conduct or grant any waivers from the code of ethics and conduct for any executive officer or director, we will disclose the nature of such amendment or waiver on our website or in a Form 8-K.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the Securities and Exchange Commission. These directors, executive officers and ten-percent stockholders are also required to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms received by us, and on written representations from certain reporting persons, we believe that during fiscal year 2022 our directors, executive officers and ten-percent stockholders complied with all applicable Section 16(a) filing requirements, except that, due to administrative error, a Form 4 filing with respect to an exercise of a stock option by Brian Grow was not timely filed.

Meetings of the Board of Directors

Our board of directors met in person or by telephone twelve times during fiscal year 2022. No director attended fewer than 75 percent of the aggregate number of meetings of the board of directors and of any committee of the Board on which he or she served, in each case held during the period in which he or she served as a director, in fiscal year 2022, other than Glenn Nussdorf.

Policy Regarding Board Attendance

Our directors are expected to attend meetings of the board of directors and meetings of committees on which they serve. Our directors are expected to spend the time needed at each meeting and to meet as frequently as necessary to properly discharge their responsibilities. We encourage members of our board of directors to attend our annual meetings of stockholders, but we do not have a formal policy requiring them to do so.

Director Nominations

Since we are no longer a controlled company and are now required under the Nasdaq listing rules to maintain a nominating committee comprised entirely of independent directors, the board of directors voted to establish a nominating committee, which is currently comprised of Mr. Giacomin, its chairperson, Dr. Driscoll and Mr. Leibowitz. Each year, the nominating committee recommends to our board of directors and our board of directors proposes to our stockholders a slate of director nominees for election at the Annual Meeting of Stockholders. In identifying and evaluating candidates for membership on the board of directors, the nominating committee may take into account all factors it considers appropriate, which may include experience, qualifications, attributes, skills, diversity and other characteristics in the context of the current make-up of the board of directors and the needs of the board of directors given the circumstances of the Company. In proposing nominees for our board of directors, the nominating committee takes into account the designation rights of the Significant Stockholder Group as set forth in the Controlling Stockholders Agreement dated as of December 10, 2018. Stockholders may also recommend candidates for election to the board of directors, as described below. We do not have a formal diversity policy for directors. The nominating committee identifies director candidates based on input provided by a number of sources, including from members of the board of directors, stockholders and members of management.

The board of directors and nominating committee value the input of stockholders in identifying director candidates. Accordingly, the nominating committee considers recommendations for director candidates submitted by stockholders using substantially the same criteria it applies to recommendations from directors and members of management. Any such nominations should be submitted to the board of directors by mail in care of the Company’s Corporate Secretary at 85 Dan Road, Canton, Massachusetts 02021 and be accompanied by the information required by the bylaws. The written recommendation should be submitted within the time frame described in the bylaws.

Board of Directors Diversity Matrix

In accordance with Nasdaq’s board diversity listing standards, we are also disclosing aggregated statistical information about our Board’s self-identified gender and racial characteristics and LGBTQ+ status as voluntarily confirmed to us by each of our directors.

Board Diversity Matrix (As of April 1, 2023)
Total Number of Directors	11
	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	2	9	0	0
Number of Directors who identify in Any of the Categories Below:
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	1	0	0	0
Hispanic or Latinx	0	1	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	8	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Communications with our Board of Directors

Stockholders wishing to communicate with our board of directors should send correspondence to the attention of our Corporate Secretary at our offices located at 85 Dan Road, Canton, Massachusetts 02021, and should include with the correspondence evidence that the sender of the communication is one of our stockholders. Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the stockholder, the number of shares held and the address, telephone number and e-mail address, if any, of the stockholder. Our Corporate Secretary will review all correspondence confirmed to be from stockholders and decide whether or not to forward the correspondence or a summary of the correspondence to the full board of directors or a committee thereof. Our Corporate Secretary will review all stockholder correspondence, but the decision to relay that correspondence to the full board or a committee will rest entirely within his discretion. Our board believes that this process will suffice to handle the relatively low volume of communications we have historically received from our stockholders. If the volume of communications increases such that this process becomes burdensome to our Corporate Secretary, our board of directors may elect to adopt more elaborate screening procedures.

Director Compensation

Our board of directors has approved a compensation program under which our independent directors (currently Dr. Driscoll, Ms. Duraibabu, Mr. Giacomin, Ms. Korfin, Mr. Leibowitz and Dr. Quintero) are entitled to receive the following annual retainer and committee fees for their service as directors:

•	for service as a director, an annual retainer of $55,000;

•	for service as a chair of the audit committee, $40,000;

•	for service as a member of the audit committee other than as chair, $10,000;

•	for service as a chair of the compensation committee, $20,000;

•	for service as a member of the compensation committee other than as chair, $10,000;

•	for service as a chair of the nominating committee, $15,000; and

•	for service as a member of the nominating committee other than as a chair, $7,500.

Retainer and committee fees are paid in arrears. The independent directors who served on our board of directors in fiscal year 2022 were Messrs. Driscoll, Giacomin, Leibowitz and Quintero, and Mses. Duraibabu and Korfin, with Mr. Driscoll joining on February 15, 2022 and Dr. Quintero and Ms. Korfin each joining on May 3, 2022. We make an annual equity award to each of our independent directors, typically vesting on or about the one year anniversary of the date of grant, subject to continued service. The number of shares subject to such equity awards is determined each year by the board of directors in their discretion. In February 2022, the board of directors approved a grant of 20,547 restricted stock units to our independent directors (serving at such time) with a grant date fair value of $165,000, which vested on February 15, 2023. All non-employee directors are reimbursed for customary business expenses incurred in connection with attending board and committee meetings. In addition to annual equity awards, the board of directors customarily approves an equity award upon the initial election of an independent director. Dr. Driscoll received a grant of 20,547 restricted stock units with a grant date fair value of $165,000 upon his initial election to the board of directors which vested on February 15, 2023. Ms. Korfin and Dr. Quintero each received a grant of 23,913 restricted stock units with a grant date fair value of $165,000 upon their initial election to the board of directors which will vest on May 3, 2023, subject to continued service.

The following table sets forth information regarding compensation awarded to, earned by or paid to our non-employee directors in connection with their service for the year ended December 31, 2022. We do not pay any compensation to our President and Chief Executive Officer in connection with his service on our board of directors. See “Executive Compensation” for a discussion of the compensation of Mr. Gillheeney.

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Total ($)
Alan A. Ades	—	—	—
Robert Ades	—	—	—
Prathyusha Duraibabu	71,250	165,000	236,250
Michael Driscoll(3)	62,542	165,000	227,542
David Erani	—	—	—
Jon Giacomin	96,731	165,000	261,731
Michele Korfin(4)	36,113	165,000	201,113
Arthur S. Leibowitz	128,125	165,000	293,125
Glenn H. Nussdorf	—	—	—
Gilberto Quintero(5)	36,113	165,000	201,113

(1)	Represents amount earned or paid for service as a director during fiscal year 2022.
(2)

Represents the grant date fair value of restricted stock unit awards granted in fiscal year 2022 in accordance with ASC 718. See Note 14 of the notes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of the relevant assumptions used in calculating these amounts. The fair value of the restricted stock units was based on the fair market value of the Company’s stock on the date of grant.

(3)	Dr. Driscoll was elected to the Board of Directors on February 15, 2022.
(4)	Ms. Korfin was elected to the Board of Directors on May 3, 2022.
(5)	Dr. Quintero was elected to the Board of Directors on May 3, 2022.

The table below shows the aggregate number of option awards and restricted stock unit awards held as of December 31, 2022 by each of our current non-employee directors who was serving as of that date.

Name	Number of Shares Underlying Options Outstanding at December 31, 2022	Stock Awards Outstanding at December 31, 2022
Alan A. Ades	—	—
Robert Ades	—	—
Prathyusha Duraibabu	—	28,107
Michael Driscoll	—	20,547
David Erani	—	—
Jon Giacomin	—	24,093
Michele Korfin	—	23,913
Arthur S. Leibowitz	30,000	20,547
Glenn H. Nussdorf	—	—
Gilberto Quintero	—	23,913

We and each of our independent directors entered into a Change in Control Retention Agreement (the “Director Change in Control Agreement”). Pursuant to the Director Change in Control Agreement, if the director is serving on our board of directors immediately prior to a Change in Control, the director will receive full acceleration of the vesting of any time-based equity awards held by the director.

Our Management

The following table sets forth information with respect to our executive officers as of April 1, 2023:

Name	Age	Position
Gary S. Gillheeney, Sr.	68	President, Chief Executive Officer and Director
David C. Francisco	57	Chief Financial Officer
Patrick Bilbo	61	Chief Operating Officer
Lori Freedman	56	Chief Administrative and Legal Officer
Brian Grow	47	Chief Commercial Officer
Antonio S. Montecalvo	57	Vice President, Health Policy

For biographical information concerning Gary S. Gillheeney, Sr., see “Proposal 1—Election of Directors.”

David C. Francisco has served as our Chief Financial Officer since 2021. Prior to joining Organogenesis, he spent twenty years at PerkinElmer, Inc., most recently serving as Vice President and Treasurer from 2017 until 2021. Mr. Francisco also served as interim Chief Financial Officer of PerkinElmer’s Discovery and Analytical Sciences segment for part of 2017, and from 2014 until 2016 he served as Vice President and Treasurer of PerkinElmer, as a Financial and Planning Analysis leader at PerkinElmer and as Chief Financial Officer of PerkinElmer’s Human Health business. Mr. Francisco holds an M.B.A. in Finance from Bentley College and a B.S. in Industrial Engineering & Operations Research from the University of Massachusetts, Amherst.

Patrick Bilbo has served as our Chief Operating Officer since 2017. Previously, he served as our Senior Vice President, Regulatory, Government Affairs and Administration and other executive positions from 1999 to 2017. Prior to joining Organogenesis, he was Director, Regulatory and Clinical Affairs, for Cytyc Corporation from 1994 to 1998. Mr. Bilbo earned an M.B.A. from the Boston University Questrom School of Business, an M.A. in Biology and an M.A. in Technology Strategy and Policy from the Boston University Graduate School of Arts & Sciences, and a B.S. degree in Biology from Syracuse University.

Lori Freedman has served as our Chief Administrative and Legal Officer since March 2023. She became our General Counsel in 2017 and was our Vice President and General Counsel from 2018 until her promotion in

March 2023. Previously, she served as Vice President, Corporate Affairs, General Counsel and Secretary of pSivida Corp. (n/k/a EyePoint Pharmaceuticals), a specialty biopharmaceutical company, from 2005 to 2016, as Vice President, Corporate Affairs, General Counsel and Secretary of Control Delivery Systems, a biotechnology company, from September 2001 to December 2005 (when it was acquired by pSivida Corp.), as Vice President, Business Development of Macromedia, a computer software company, from March 2001 to September 2001, and as Vice President, General Counsel for Allaire Corporation, a computer software company, from 1998 to 2001. Ms. Freedman holds a J.D. from the Boston University School of Law and a B.A. in economics and psychology from Brandeis University.

Brian Grow has served as our Chief Commercial Officer since 2017. Since 2004, he has served in a number of roles at Organogenesis with increasing responsibility, including as our Director of Sales, Commercial Operations, from 2013 to 2016, Associate Director, Marketing, from 2012 to 2013, Project Manager—Apligraf from 2011 to 2013, Regional Sales Manager from 2006 to 2011 and Tissue Regeneration Specialist from 2004 to 2006. Prior to joining Organogenesis, he was a pharmaceutical sales representative for Bristol-Myers Squibb from 2003 to 2004 and a tissue engineering specialist for Innovex/Novartis from 2000 to 2003. Mr. Grow earned a B.A. in Psychology from William Jewell College.

Antonio S. Montecalvo has served as our Vice President, Health Policy since 2022. Previously, he served as our Vice President, Health Policy and Contracting from 2017 to 2021. Since 2003, he has served in various roles at Organogenesis, including as Director of Customer Support Services from 2003 to 2006. Prior to joining Organogenesis, Mr. Montecalvo served as Director of Accounting for Innovative Clinical Solutions, LTD from 2000 to 2003, as Senior Contracts Specialist for UnitedHealth Group from 1996 to 2000 and as a Senior Accountant for Piccerelli, Gilstein & Company, LLP from 1994 to 1996. Mr. Montecalvo holds a B.S. in Accounting from the University of Rhode Island.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section provides an overview and analysis of our executive compensation program, including its design and objectives, as well as the rationale applied and the decisions made under our program with respect to the compensation paid or awarded in fiscal year 2022 to our Principal Executive Officer (“PEO”), Principal Financial Officer (“PFO”) and our three most highly compensated executive officers other than the PEO and PFO who were serving as executive officers at the end of the last completed fiscal year. We refer to these individuals as our named executive officers, or NEOs. For fiscal year 2022 our NEOs included Mr. Gillheeney, Mr. Francisco, Mr. Bilbo, Ms. Freedman and Mr. Grow. Later in this proxy statement, you will find a series of tables containing specific information about the compensation earned by these individuals in fiscal year 2022. The discussion below is intended to help you understand the detailed information provided in those tables and to put that information into context based on our overall compensation program for our NEOs.

The compensation of our executive officers is determined by our board of directors based upon the recommendation of our compensation committee. Our formal annual compensation review process generally takes place during the first quarter of each fiscal year, after the results of the previous fiscal year are known. Annual discretionary cash bonuses for the completed fiscal year, if any, and long-term equity-based incentive compensation awards, if any, are awarded by the board of directors on a discretionary basis based upon the recommendation of the compensation committee, generally during the first quarter of each fiscal year, after a review of the previous fiscal year’s results.

Our Executive Compensation Philosophy

The objectives of the Company’s executive compensation program are to align compensation with business objectives, individual performance, and the interests of the Company’s stockholders; motivate and reward high levels of performance; recognize and reward the achievement of Company goals; and enable the Company to attract, retain, and reward the highest quality executive talent.

Accordingly, the Company’s practice is to provide total compensation that is competitive with its peer companies. The compensation program is based on individual and Company performance and includes components that reinforce the Company’s incentive and retention-related compensation objectives. The principal components of our NEO compensation program are base salary, annual discretionary cash bonuses, long-term equity-based incentive compensation and benefits. Cash bonuses are included to encourage and reward effective performance relative to the Company’s near-term plans and objectives. Equity incentives are included to promote longer-term focus, to help retain key contributors and to align the interests of the Company’s executives and stockholders.

We believe that the design of our executive compensation program, with its emphasis on reward for achievement of the key objectives that comprise our annual and long-term business plan, does not create incentives for our executives to take excessive or unnecessary risks that could threaten the value of our company.

Role of Compensation Committee

The compensation committee, which currently consists of four of our ten non-employee directors, is responsible for recommending to the board of directors the compensation philosophy and policies of the Company in general and for its executive officers in particular. In addition, the compensation committee makes recommendations to the board of directors with respect to base salary, annual cash bonuses and long-term equity incentives for our executive officers. Our compensation committee also makes recommendations to our board of directors, based on recommendations made by our compensation consultant, regarding independent director compensation.

Role of Compensation Consultant

In connection with its recommendations to the board of directors, the compensation committee retains an independent compensation consultant to assess the competitiveness of the Company’s compensation levels and practice applicable to the Company’s executive officers. This consulting firm also reviews the fees and equity awards for independent directors. These services include recommendations regarding our compensation practices and, based on direction from our compensation committee, detailed analyses and recommendations based on the percentile rankings of comparable executives, as well as independent directors, in our peer group companies. Nonetheless, the determinations made by the members of our compensation committee and board of directors are guided to a significant degree by their collective judgment and experience. During fiscal year 2022, the Compensation Committee engaged Pearl Meyer & Partners, LLC, which we refer to as Pearl Meyer, as an independent compensation consultant to advise on executive officer and board compensation.

Pearl Meyer assisted the committee by providing the following services in fiscal year 2022:

•	Updating the peer group of comparable companies used to benchmark executive and independent director compensation pay levels and understand market practices;

•

Reviewing competitive market compensation data, including data used for determining each of the components of the compensation of our Chief Executive Officer, each of our other NEOs, and other members of our executive management team, as well as for our independent directors;

•	Providing advice on industry compensation practices, including the structure and mix of equity compensation, as well as compensation governance features; and

•	Participating in several of our compensation committee’s meetings in fiscal 2022.

Other than providing data as mentioned below, the Pearl Meyer team did not provide any other services to the Company. Management works with Pearl Meyer at the direction of the compensation committee to provide Pearl Meyer with all information it deems necessary to advise the compensation committee and board of directors. Pearl Meyer follows internal guidelines and practices to guard against any conflict of interest and to ensure the objectivity of its advice and has confirmed the same to our compensation committee and board of directors. After review and consultation with Pearl Meyer, our compensation committee has determined that Pearl Meyer is independent of the Company and the members of the compensation committee and board of directors.

Role of Company Management

Our Chief Executive Officer works closely with our compensation committee to ensure that our compensation committee is provided with the necessary information to make its decisions, including with respect to the performance of each of the other executive officers relative to each officer’s individual performance objectives, and to propose recommendations for compensation committee consideration regarding the compensation elements for those NEOs. Once our Chief Executive Officer has made his recommendations to our compensation committee, the committee reviews and makes a recommendation to our board of directors regarding final compensation determinations. Executive officers (including Mr. Gillheeney) do not participate in the compensation committee’s recommendation regarding and the board’s determination of their own annual compensation.

Benchmarking and Use of Peer Group Data

In making their recommendations and determinations, our compensation committee and our board of directors take into account publicly available information concerning the compensation practices of other, similarly situated companies in the biotechnology, medical device, life sciences and biopharmaceutical industries. This information is used by the compensation committee and the board of directors informally and primarily for purposes of comparison to ascertain whether our compensation practices for our executive officers are broadly competitive.

As indicated above, our compensation committee retained Pearl Meyer to conduct a study of peer companies for the purpose of reviewing the compensation levels of our executive team, including the NEOs. Pearl Meyer provided a proposed peer group to our compensation committee and our compensation committee then reviewed the peer group and, based on the available data and input from members of the committee, determined and approved the final peer group. Our compensation committee used the peer group data to help identify a reasonable benchmark for base salaries, annual discretionary cash bonuses and long-term equity-based incentive compensation and then analyzed company and individual performance to determine whether it was appropriate to move away from this baseline.

The peer group was determined primarily using organizational criteria, revenue, market capitalization, and industry sector. Organizational criteria include number of employees as well as qualitative factors such as industry, markets, and development stage. The data from the peer group companies for the NEOs provided the compensation committee with a benchmark that it views as a point of reference, but not as a determining factor, for the compensation of the NEOs. Based on the criteria set forth above, the final group of peer companies approved by our compensation committee in December 2021 for use in determining executive compensation for fiscal 2022 was composed of the following companies:

Alphatec Holdings, Inc.	Ironwood Pharmaceuticals, Inc.
AngioDynamics, Inc.	Lantheus Holdings, Inc.
AtriCure, Inc.	LeMaitre Vascular, Inc.
Avanos Medical, Inc.	MiMedx Group, Inc.
Cardiovascular Systems, Inc.	NuVasive, Inc.
Coherus BioSciences, Inc.	Orasure Technologies, Inc.
CONMED Corporation	Pacira Biosciences, Inc.
CryoLife, Inc.	Vanda Pharmaceuticals Inc.
Halozyme Therapeutics, Inc.	Vericel Corporation
Integra LifeSciences Holdings Corporation

Advisory “Say-on-Pay” Vote

At our 2022 Annual Meeting of Stockholders, approximately 88% of the shares voted on our annual “say-on-pay” proposal (excluding broker non-votes) were cast in favor of the compensation of our named executive officers as disclosed in our 2022 proxy statement. The compensation committee considered the results of the 2022 stockholder advisory vote on executive compensation when determining the Company’s 2023 executive and NEO compensation, and will continue to consider the results of stockholder advisory votes on executive compensation when making future decisions relating to our executive compensation programs and compensation for NEOs.

Executive Compensation Elements

The main components of our executive compensation program are:

•	Base salary;

•	Discretionary annual cash bonuses;

•	Long-term equity incentive awards consisting of stock option and restricted stock units with time-based vesting; and

•	Benefits, including 401(k) contributions, medical, dental, life and disability insurance, payment for a leased automobile and other benefits.

The following discussion describes how each of these elements of compensation fit into our overall compensation objectives and describes how and why compensation recommendations were made by our compensation committee and decisions made by our board of directors with respect to each element based on our compensation consultant’s analysis of competitive market data and our annual review of corporate and individual performance.

Base Salaries

Base salaries are paid in order to provide a fixed component of compensation for our NEOs and other executive officers to reward the individual value that each executive officer brings to us through experience and past and expected future contributions to our success. Base salaries may be changed depending on the compensation of comparable positions within the peer group companies and published compensation surveys, the NEO’s responsibilities, skills, expertise, experience and performance, the NEO’s contributions to the Company’s results, and the overall performance of the Company compared to its peer group and other participants within the industry. In determining any changes to base salaries, our compensation committee and board of directors rely on this information, but also exercise judgment about each individual, and take into account special circumstances. Based on these factors and the recommendation of the compensation committee, our board of directors increased the base salaries of the NEOs effective April 1, 2022 as follows: (i) Mr. Gillheeney’s annual base salary was increased from $825,000 to $875,000; (ii) Mr. Francisco’s annual base salary was increased from $375,000 to $405,000; (iii) Mr. Bilbo’s annual base salary was increased from $428,000 to $455,000; (iv) Ms. Freedman’s annual base salary was increased from $395,000 to $420,000 and (v) Mr. Grow’s annual base salary was increased from $410,000 to $435,000.

Annual Discretionary Cash Bonuses

The Company utilizes annual discretionary cash bonuses informed by achievement of individual and corporate performance metrics. The amount of cash bonus compensation is typically based on timely achievement of specific pre-agreed milestones, selected based upon consideration of its impact on stockholder value creation and the ability of the Company to achieve such milestone during a specific interval. The amount of bonus compensation will be determined based upon achievement of the milestone, its importance to the Company’s near and long-term goals at the time such bonus is being considered, the bonus compensation awarded to similarly situated executives in peer companies and any other factors our board of directors may consider appropriate at the time such performance-based bonuses are decided upon. The quantity of bonus will normally be a percentage of base salary not to exceed 100%. However, in exceptional circumstances, the quantity of bonus paid may exceed 100% of base salary.

In deciding on annual discretionary cash bonuses for fiscal 2022, our compensation committee and our board of directors looked primarily at the Company’s achievement of corporate performance metrics in fiscal 2022 including the Company’s net revenue, gross margin percentage and Adjusted EBITDA. Our compensation committee recommended, and our board of directors approved, a cash bonus for each NEO for fiscal 2022 equal to 10% of each NEO’s target bonus.

The table below sets forth the target and paid discretionary cash bonuses for our NEOs for the fiscal year ended December 31, 2022:

NEO	Base Salary	Target Percentage of Base Salary	Target Annual Discretionary Cash Bonus	Amount Paid for 2022	Percentage of Target
Gary S. Gillheeney, Sr.	$875,000	100%	$875,000	$87,500	10%
David Francisco	405,000	60%	243,000	24,300	10%
Patrick Bilbo	455,000	70%	318,500	31,850	10%
Lori Freedman	420,000	60%	252,000	25,200	10%
Brian Grow	435,000	65%	282,750	28,275	10%

Long-term Equity-Based Incentive Compensation Awards

Long-term equity-based incentive compensation awards, if any, are awarded by the board of directors on a discretionary basis based upon the recommendation of the compensation committee after a review of the previous fiscal year’s results. Equity awards have the potential to be a significant component of each NEO’s compensation package. We emphasize equity awards to motivate our NEOs to drive the long-term performance of Organogenesis and to align their interests with those of our stockholders. We believe this emphasis is appropriate as these officers have the greatest role in establishing the Company’s direction and should have a significant proportion of their compensation aligned with the long-term interests of stockholders.

Our board of directors has traditionally made annual awards of stock options and restricted stock units, or RSUs, to provide a certain amount of equity to officers that will vest as long as the officer continues to work at Organogenesis. Stock option awards, which we view as a performance-based vehicle, align the interests of our NEOs with those of our stockholders because the awards will only have value if the market value of our common stock increases from the date of grant. RSU awards provide a portion of the annual awards as full value awards that would not lose substantially all perceived value in a downturn of the price of our common stock. To encourage retention and focus our executives on building long-term value for our stockholders, we structure our annual stock option and RSU awards so that they vest over a service period of four years. The size of our annual awards for our NEOs is determined based on a total grant date fair value that is competitive with the value of equity awards granted to comparable officers at companies in our peer group. The percentages of the annual equity awards that are allocated to options and to RSUs are made each year by our board of directors upon the recommendation of our compensation committee. In fiscal 2022, our board of directors made the determination to allocate one-half of the total grant date fair value of the annual equity awards to RSU awards, with the remainder being allocated to stock option awards.

On February 15, 2022, our board of directors approved equity awards to each of our NEOs consisting of (i) grants of stock options vesting over four years in equal annual installments with respect to a designated number of shares as follows: Mr. Gillheeney, 664,532 shares, Mr. Francisco, 95,692 shares, Mr. Bilbo, 125,522 shares, Ms. Freedman, 99,236 shares, and Mr. Grow, 107,063 shares; and (ii) awards of RSUs vesting over four years in equal annual installments with respect to a designated number of shares as follows: Mr. Gillheeney, 280,199 shares, Mr. Francisco, 40,348 shares, Mr. Bilbo, 52,926 shares, Ms. Freedman, 41,843 shares, and Mr. Grow, 45,143 shares.

Benefits

Health and Welfare Benefits. Our NEOs are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as other employees. We believe that these health and welfare benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Retirement Savings. All of our full-time employees, including our NEOs, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit (which was $19,500 in calendar 2020 and 2021 and $20,500 in 2022), with additional salary deferrals not to exceed $6,000 available to those employees 50 years of age or older, and to have the amount of this reduction contributed to our 401(k) plan. In addition, in the fiscal years ended 2022, 2021 and 2020, the Company made discretionary matching contributions up to 6% of base salary, up to a maximum of $305,000, $290,000 and $285,000, respectively, per year, under the 401(k) plan.

Perquisites. We pay for a leased automobile and a related tax gross up for each of our NEOs. In addition, we pay the premiums for group term life insurance and long-term disability insurance (and a related tax gross up) for each of our NEOs.

Severance and Change of Control Benefits

Pursuant to his employment agreement, our CEO is entitled to specified benefits in the event of the termination of his employment under specified circumstances, including termination without cause or for good reason. We provide more detailed information about these benefits under the caption “— Agreement with Mr. Gillheeney” below.

We believe that severance protections in the context of a change of control transaction can play a valuable role in attracting and retaining executive officers, are an important part of an executive’s total compensation package and are consistent with competitive practices. We believe that the occurrence, or potential occurrence, of a change of control will create uncertainty regarding the continued employment of our NEOs. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. Accordingly, our board of directors has approved change in control retention agreements for each of our NEOs. These agreements provide each NEO with so-called “double trigger” benefits. In other words, the change of control does not itself trigger benefits; rather, benefits are paid if the employment of the NEO is terminated without cause during the 24-month period after the change of control. We believe a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing them appropriate protections as incentives to cooperate in negotiating any change of control in which their jobs may be at risk. We also provide severance benefits in an “Event of Constructive Termination” during the 24-month period after the change of control because we believe that a termination by the executive in these circumstances is conceptually the same as a termination by us without cause, and that in the context of a change of control potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “— Potential Payments Upon Termination, Including Termination After a Change in Control Transaction” below.

Corporate Policies Covering Executive Compensation

Policy Against Short Sales, Hedging and Publicly Traded Options

As part of our securities trading policy, all employees, including executive officers, and members of our board of directors are prohibited from engaging in short sales and hedging transactions involving our securities, including zero-cost collars, forward sale contracts, purchases or sales of puts, calls or other derivative securities.

Policy Against Purchasing Company Securities on Margin

Our insider trading policy also prohibits all employees, including executive officers, and members of our board of directors, from purchasing our securities on margin or borrowing against our securities held in a margin account.

Policy Against Repricing Stock Options and Stock Appreciation Rights

Our 2022 Plan prohibits the repricing of stock options and stock appreciation rights without stockholder approval.

Equity Incentive Awards—Mechanics and Timing

Our compensation committee recommends and our board of directors approves all equity awards to our NEOs, including the CEO.

For annual option awards, the grant date is typically during February when our compensation committee and the full board of directors meet. This schedule permits the annual awards to NEOs to be effective at or near the same date that all our employees receive their annual equity awards. Our procedure for timing of stock option awards assures that grant timing is not being manipulated for employee gain. This grant date timing coincides with our employee review cycle, allowing managers to deliver the equity awards close in time to performance appraisals, which increases the impact of the awards by strengthening the link between pay and performance.

The exercise price for all stock options to the NEOs (including the CEO) is the fair market value of our common stock on the date of the grant. The fair market value of our common stock as of any particular date is defined as the closing price of our common stock on that date.

We do not grant equity awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information about the company based on equity award grant dates.

Federal Tax Considerations under Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of a company’s chief executive officer, chief financial officer and the three most highly compensated executive officers (other than the chief executive officer and chief financial officer), as well as any officer who was treated as a covered employee under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, for any year beginning after December 31, 2016. All compensation in excess of $1 million paid to each of the executives described above (other than certain grandfathered compensation in effect before November 2017) will not be deductible by us.

While our board of directors considers the deductibility of awards as one factor in determining executive compensation, our board of directors may also look at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the compensation is not deductible by us for tax purposes.

COMPENSATION COMMITTEE REPORT

This Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and its discussions with management, this Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee,

Jon Giacomin, Chair
Prathyusha Duraibabu
Michele Korfin
Arthur S. Leibowitz

May 1, 2023

Summary Compensation Table for Fiscal Year 2022

The following table sets forth information regarding compensation earned by our NEOs.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Stock Awards ($)(2)	Bonus ($)(3)	All Other Compensation ($)(4)	Total ($)
Gary S. Gillheeney, Sr.	2022	883,145	2,699,432	2,249,998	87,500	89,982	6,010,057
President and Chief Executive Officer	2021	834,637	2,113,992	706,244	699,200	76,684	4,430,757
Principal Executive Officer	2020	823,174	603,344	296,288	750,000	68,403	2,541,209
David Francisco	2022	405,502	388,676	323,994	24,300	43,339	1,185,811
Chief Financial Officer	2021	331,731	658,558	218,746	213,875	7,585	1,430,495
Principal Financial Officer	2020	—	—	—	—	—	—
Patrick Bilbo	2022	456,339	509,871	424,996	31,850	48,876	1,471,932
Chief Operating Officer	2021	433,972	442,378	147,498	262,200	45,288	1,331,336
	2020	397,256	232,926	114,358	295,000	37,783	1,077,323
Lori Freedman	2022	421,264	403,102	335,999	25,200	42,947	1,228,512
Chief Administrative and Legal Officer	2021	395,360	361,601	120,493	161,690	34,749	1,073,893
	2020	375,737	186,247	90,444	165,000	30,564	847,992
Brian Grow	2022	436,612	434,855	362,498	28,275	48,176	1,310,416
Chief Commercial Officer	2021	405,863	442,378	147,498	252,640	34,475	1,282,854
	2020	362,447	223,029	109,160	271,000	34,277	999,913

(1)

Represents the grant date fair value of option awards granted in fiscal years 2020, 2021 and 2022 calculated in accordance with Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (“ASC 718”). See Note 14 of the notes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of the relevant assumptions used in calculating these amounts.

(2)

Represents the fair value of restricted stock unit awards granted in fiscal years 2020, 2021 and 2022 calculated in accordance with ASC 718. See Note 14 of the notes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of the relevant assumptions used in calculating these amounts.

(3)	The amounts reported in this column for fiscal 2020, 2021 and 2022 represent the discretionary bonuses earned by our NEOs.
(4)	“All Other Compensation” for fiscal year 2022 includes:

(i) for Mr. Gillheeney, (a) $47,380 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $19,684, (c) $12,191 representing the cost of group term life insurance, (d) $1,350 representing the cost of long-term disability insurance premiums and (e) $9,377 representing employer matching contributions under our 401(k) plan;

(ii) for Mr. Francisco, (a) $17,874 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $7,425, (c) $3,855 representing the cost of group term life insurance, (d) $1,075 representing the cost of long-term disability insurance premiums and (e) $13,110 representing employer matching contributions under our 401(k) plan;

(iii) for Mr. Bilbo, (a) $18,221 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $7,569, (c) $6,336 representing the cost of group term life insurance, (d) $1,212 representing the cost of long-term disability insurance premiums and (e) $15,538 representing employer matching contributions under our 401(k) plan;

(iv) for Ms. Freedman, (a) $16,930 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $7,034, (c) $4,022 representing the cost of group term life insurance, (d) $1,118 representing the cost of long-term disability insurance premiums and (e) $13,843 representing employer matching contributions under our 401(k) plan; and

(v) for Mr. Grow, (a) $22,930 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $7,381, (c) $1,427 representing the cost of group term life insurance, (d) $1,159 representing the cost of long-term disability insurance premiums and (e) $15,279 representing employer matching contributions under our 401(k) plan.

“All Other Compensation” for fiscal 2021 includes:

(i) for Mr. Gillheeney, (a) $37,086 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $15,407, (c) $12,191 representing the cost of group term life insurance, (d) $1,650 representing the cost of long-term disability insurance premiums, (e) a tax gross-up on the amount specified in (d) above of $1,650 and (f) $8,700 representing employer matching contributions under our 401(k) plan;

(ii) for Mr. Francisco, (a) $3,200 representing the cost of group term life insurance, (b) $1,284 representing the cost of long-term disability insurance premiums, (c) a tax gross-up on the amount specified in (b) above of $1,284 and (f) $2,195 representing employer matching contributions under our 401(k) plan.

(iii) for Mr. Bilbo, (a) $18,044 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $7,496, (c) $6,245 representing the cost of group term life insurance, (d) $1,391 representing the cost of long-term disability insurance premiums, (e) a tax gross-up on the amount specified in (d) above of $1,391 and (f) $8,700 representing employer matching contributions under our 401(k) plan;

(iv) for Ms. Freedman, (a) $14,753 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $6,129, (c) $3,763 representing the cost of group term life insurance, (d) $1,284 representing the cost of long-term disability insurance premiums, (e) a tax gross-up on the amount specified in (d) above of $1,284 and (f) $7,536 representing employer matching contributions under our 401(k) plan; and

(v) for Mr. Grow, (a) $15,825 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $5,094, (c) $1,353 representing the cost of group term life insurance, (d) $1,323 representing the cost of long-term disability insurance premiums, (e) a tax gross-up on the amount specified in (d) above of $1,323 and (f) $7,537 representing employer matching contributions under our 401(k) plan.

“All Other Compensation” for fiscal 2020 includes:

(i) for Mr. Gillheeney, (a) $36,096 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $14,995, (c) $12,661 representing the cost of group term life insurance, (d) $1,087 representing the cost of long-term disability insurance premiums, (e) a tax gross-up on the amount specified in (d) above of $768 and (f) $2,796 representing employer matching contributions under our 401(k) plan; and

(ii) for Mr. Bilbo, (a) $16,905 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $7,023, (c) $3,480 representing the cost of group term life insurance, (d) $1,289 representing the cost of long-term disability insurance premiums, (e) a tax gross-up on the amount specified in (d) above of $536 and (f) $8,550 representing employer matching contributions under our 401(k) plan.

(iii) for Ms. Freedman, (a) $14,477 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $6,014, (c) $1,887 representing the cost of group term life insurance, (d) $1,308 representing the cost of long-term disability insurance premiums, (e) a tax gross-up on the amount specified in (d) above of $543 and (f) $6,335 representing employer matching contributions under our 401(k) plan; and

(iv) for Mr. Grow, (a) $19,491 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $6,274, (c) $1,052 representing the cost of group term life insurance, (d) $1,129 representing the cost of long-term disability insurance premiums, (e) a tax gross-up on the amount specified in (d) above of $364 and (f) $5,967 representing employer matching contributions under our 401(k) plan.

2022 Grants of Plan-Based Awards

The following table sets forth certain additional information regarding grants of plan-based awards to our NEOs for our 2022 fiscal year under our 2018 Equity Incentive Plan:

	Grant Date	All other stock awards: Number of shares of stock or units(1) (#)	All other option awards: Number of securities underlying options(2) (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)
Gary S. Gillheeney, Sr. 2022 Options	2/15/2022	—	664,532	$8.03	2,699,432
2022 RSUs	2/15/2022	280,199	—	—	2,249,998
David Francisco 2022 Options	2/15/2022	—	95,692	$8.03	388,676
2022 RSUs	2/15/2022	40,348	—	—	323,994
Patrick Bilbo 2022 Options	2/15/2022	—	125,522	$8.03	509,871
2022 RSUs	2/15/2022	52,926	—	—	424,996
Lori Freedman 2022 Options	2/15/2022	—	99,236	$8.03	403,102
2022 RSUs	2/15/2022	41,843	—	—	335,999
Brian Grow 2022 Options	2/15/2022	—	107,063	$8.03	434,855
2022 RSUs	2/15/2022	45,143	—	—	362,498

(1)	Restricted Stock Unit Awards (“RSUs”)

In February 2022, the Company awarded restricted stock units to Mr. Gillheeney, Mr. Francisco, Mr. Bilbo, Ms. Freedman and Mr. Grow, which vest in equal annual installments over four years beginning February 15, 2022, provided the NEO remains employed with the Company at the time of vesting. The fair value of these awards was determined based on the fair value of the stock on the date of grant. The aggregate grant date fair value of restricted stock units granted during the fiscal year is computed in accordance with the provisions of ASC 718.

(2)	Stock Options

In February 2022, the Company awarded stock options to Mr. Gillheeney, Mr. Francisco, Mr. Bilbo, Ms. Freedman and Mr. Grow, which becomes exercisable in equal annual installments over four years beginning February 15, 2022, provided the NEO remains employed with the Company at the time of vesting. Each of the option awards has a ten-year term. The aggregate grant date fair value of stock options granted during the fiscal year is computed in accordance with the provisions of ASC 718. The exercise price of the options is equal to the closing price of our common stock on the date of grant.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements, Severance and Change in Control Arrangements

We have entered into employment agreements or employment letter agreements with our named executive officers. The agreements generally provide for at-will employment and set forth the NEO’s initial base salary, and eligibility for employee benefits. In addition, each of our NEOs is subject to confidentiality obligations and has agreed to assign to us any inventions developed during the term of their employment.

Agreement with Mr. Gillheeney

We entered into an employment agreement with Mr. Gillheeney, dated February 1, 2007. The agreement provides for “at-will” employment and sets forth certain agreed upon terms and conditions of employment. As of April 1, 2023, Mr. Gillheeney’s annual base salary was increased from $875,000 to $896,875, and he is currently eligible to receive a target annual performance bonus of 100% of his base salary. In August 2018, our board of directors agreed that if Mr. Gillheeney is terminated involuntarily without cause or he resigns with good reason, these terms as defined in the employment agreement, he is entitled to the following (subject to his execution of a release in form and substance reasonably satisfactory to us): (i) his then current annual base salary payable in 12 equal monthly installments, (ii) a continuation of benefit coverage for one (1) year, and (iii) executive outplacement services with a mutually agreeable outplacement provider for up to one (1) year.

Agreement with Mr. Francisco

We entered into an employment letter agreement with Mr. Francisco, dated January 13, 2021. The letter agreement provides for “at-will” employment and sets forth certain agreed upon terms and conditions of employment. As of April 1, 2023, Mr. Francisco’s annual base salary was increased from $405,000 to $415,125 and he is currently eligible to receive a target annual performance bonus of 60% of his base salary.

Agreement with Mr. Bilbo

We entered into an employment letter agreement with Mr. Bilbo, dated February 14, 2017. The letter agreement provides for “at-will” employment and sets forth certain agreed upon terms and conditions of employment. As of April 1, 2023, Mr. Bilbo’s annual base salary was increased from $455,000 to $466,375 and he is currently eligible to receive a target annual performance bonus of 70% of his base salary.

Agreement with Ms. Freedman

We entered into an employment letter agreement with Ms. Freedman, dated January 19, 2018. The letter agreement provides for “at-will” employment and sets forth certain agreed upon terms and conditions of employment. As of April 1, 2023, Ms. Freedman’s annual base salary was increased from $420,000 to $475,020 in connection with her promotion to Chief Administrative and Legal Officer and she is currently eligible to receive a target annual performance bonus of 60% of her base salary.

Agreement with Mr. Grow

We entered into an employment letter agreement with Mr. Grow, dated May 9, 2017. The letter agreement provides for “at-will” employment and sets forth certain agreed upon terms and conditions of employment. As of April 1, 2023, Mr. Grow’s annual base salary was increased from $435,000 to $443,700 and he is currently eligible to receive a target annual performance bonus of 65% of his base salary.

Change in Control Retention Agreements

We have also entered into a Change in Control Retention Agreement with each of our executive officers effective May 10, 2021. See “— Potential Payments Upon Termination, Including Termination After a Change in Control Transaction” below for additional information.

Outstanding Equity Awards at Fiscal 2022 Year End

The following table sets forth information regarding outstanding stock options and restricted stock units held by our named executive officers as of December 31, 2022.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) exercisable	Number of Securities Underlying Unexercised Options (#) unexercisable		Option Exercise Price ($)	Option Expiration Date	Option Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Gary S. Gillheeney, Sr.	1,067,245	—		0.99	12/8/2024	12/8/2014
	174,972	290,420	(2)	4.04	4/22/2030	4/22/2020
	98,822	296,467	(3)	13.68	2/16/2031	2/16/2021
	—	664,532	(4)	8.03	2/15/2032	2/15/2022
							318,918	857,889
David Francisco	43,239	—		12.74	2/15/2031	2/15/2021
	20,989	62,966	(3)	13.68	2/16/2031	2/16/2021
	—	95,692	(4)	8.03	2/15/2032	2/15/2022
							48,572	130,659
Patrick Bilbo	152,250	—		1.18	4/10/2024	4/10/2014
	142,100	—		3.46	5/4/2027	5/4/2017
	81,200	20,300	(5)	3.46	5/4/2027	5/4/2017
	112,092	112,093	(2)	4.04	4/22/2030	4/22/2020
	20,639	61,917	(3)	13.68	2/16/2031	2/16/2021
	—	125,522	(4)	8.03	2/15/2032	2/15/2022
							61,012	164,122
Lori Freedman	40,600	—		5.40	2/21/2028	2/21/2018
	88,656	88,654	(2)	4.04	4/22/2030	4/22/2020
	16,861	50,583	(3)	13.68	2/16/2031	2/16/2021
	—	99,236	(4)	8.03	2/15/2032	2/15/2022
							61,907	166,530
Brian Grow	805	—		4.49	7/17/2023	7/17/2013
	30,450	—		1.18	4/10/2024	4/10/2014
	958	—		1.24	1/12/2025	1/12/2015
	4,060	—		2.47	8/11/2025	8/11/2015
	102,200	—		3.46	5/4/2027	5/4/2017
	48,720	12,180	(5)	3.46	5/4/2027	5/4/2017
	106,998	106,997	(2)	4.04	4/22/2030	4/22/2020
	20,639	61,917	(3)	13.68	2/16/2031	2/16/2021
	—	107,063	(4)	8.03	2/15/2032	2/15/2022
							69,473	186,882

(1)

The market values of the awards set forth in this table are based on the number of awards shown multiplied by the closing price of our common stock on December 30, 2022 ($2.69), as reported by the Nasdaq Capital Market.

(2)	The option becomes exercisable in equal annual installments over four years beginning April 1, 2020, subject to continued employment.
(3)	The option becomes exercisable in equal annual installments over four years beginning February 16, 2021, subject to continued employment.

(4)	The option becomes exercisable in equal annual installments over four years beginning February 15, 2022, subject to continued employment.
(5)

Twenty percent of the shares underlying this option vested on the vesting start date, January 1, 2019, and the option vested/vests with respect to an additional 20% of the shares on each anniversary of the vesting start date thereafter, such that the option is fully vested on January 1, 2023, subject to continued employment.

2022 Options Exercised and Stock Awards Vested

The following table sets forth the value realized by our NEOs from options to purchase common stock exercised by the NEOs during fiscal year 2022 and shares of common stock underlying unit awards that settled during fiscal year 2022. The value realized per share for options is based on the difference between the exercise price and the fair market value of our common stock on the date the options were exercised. The value realized upon vesting of the stock awards is based on the fair market value of the shares on the settlement date of the unit awards.

	Option Awards		Stock Awards (1)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary S. Gillheeney, Sr.	1,755,050	$7,941,920	34,952	$274,352
David Francisco	—	—	8,137	$64,655
Patrick Bilbo	—	—	11,205	$88,111
Lori Freedman	—	—	8,932	$70,231
Brian Grow	805	$2,230	10,818	$85,057

(1)

These stock awards consist of (i) 25% of the RSUs granted in April 22, 2020 that vested and settled in April 2022 (except that no stock award was issued to Mr. Franscisco in April 2020 because he had not yet joined the Company), (ii) 100% of the RSU granted to Mr. Francisco on February 15, 2021 that vested and settled in February 2022, and (iii) 25% of the RSUs granted February 16, 2021 that vested and settled in February 2022. The amounts shown in this column represent the number of shares of common stock underlying the RSUs vested multiplied by the closing price of our common stock on the vesting day without giving effect to the forfeiture of shares for tax withholding purposes.

(2)

Computed by determining the market value per share of the shares acquired based on the difference between:(a) the per share market value of our common stock at exercise, defined as the closing price on the date of exercise, or the weighted average selling price if same-day sales occurred, and (b) the exercise price of the options.

Potential Payments Upon Termination, Including Termination After a Change in Control Transaction

Termination (Not in Connection with a Change in Control)

If Mr. Gillheeney is terminated involuntarily without cause or he resigns with good reason (not in connection with a change in control transaction), these terms as defined in the employment agreement, he is entitled to the following (subject to his execution of a release in form and substance reasonably satisfactory to us): (i) his then current annual base salary payable in 12 equal monthly installments, (ii) a continuation of benefit coverage for one (1) year, and (iii) executive outplacement services with a mutually agreeable outplacement provider for up to one (1) year.

The other NEOs are not entitled to payments upon termination of their employment not in connection with a change in control transaction.

Termination (Change in Control)

We and each of our executive officers entered into a Change in Control Retention Agreement (the “Change in Control Agreement”) effective May 10, 2021. Pursuant to the Change in Control Agreement, if the executive’s employment is terminated during the twenty-four month period following a “Change in Control” (a) by us without “Cause” or (b) by the executive upon the occurrence of an “Event of Constructive Termination” (as those terms are defined in the Change in Control Agreement), the executive will receive from us: (i) a lump-sum amount equal to one times (two times in the case of Mr. Gillheeney, our Chief Executive Officer) the executive’s base annual salary and the executive’s annual target bonus, in each case at the highest rate in effect at any time during the 12 months immediately preceding the termination of the executive’s employment with us; (ii) for up to 12 months (24 months in the case of Mr. Gillheeney) following the executive’s termination of employment, payment of the difference between the cost of COBRA continuation coverage for the executive and any dependent who received health insurance coverage prior to such termination, and any premium contribution amount applicable to the executive as of such termination; and (iii) full acceleration of the vesting of any time-based equity awards held by the executive. Our obligation to provide the foregoing benefits is subject to the executive entering into a new noncompetition agreement with us and the effectiveness of a release of claims executed by the executive in favor of us.

The following tables shows the potential payments due to each of our NEOs (i) upon termination of employment without cause not in connection with a change in control and (ii) upon termination of employment without cause within 24 months following a change of control; assuming such termination were to have occurred as of December 31, 2022.

	Termination Without Cause(1) Not in Connection with a Change in Control
	Salary ($)	Bonus ($)	Benefits ($)(2)	Other ($)(3)	Value of Modified Equity Awards ($)(4)	Total ($)
Gary S. Gillheeney, Sr.	875,000	—	17,871	156,566	—	1,049,437
David Francisco	—	—	—	39,780	—	39,780
Patrick Bilbo	—	—	—	52,487	—	52,487
Lori Freedman	—	—	—	40,172	—	40,172
Brian Grow	—	—	—	51,736	—	51,736

(1)

“Cause” is defined as (a) gross negligence in the performance of assigned duties; (b) refusal to perform or discharge the duties or responsibilities assigned by the Chief Executive Officer and/or Board of Directors, provided the same are not illegal and are consistent with the duties customarily associated with your position; (c) conviction of a felony; (d) willful or prolonged unexcused absence from work; (e) falseness of any material statement in any employment application with, or resume or other written communication to the Company; or (f) the material breach of your obligations under this Agreement or the Invention, Nondisclosure and Non-Competition Agreement to the material detriment of the Company.

(2)

Consists of medical and dental benefits and life insurance coverage. The value is based upon the type of insurance coverage we carried for each executive officer as of December 31, 2022 and is valued at the premiums in effect on December 31, 2022.

(3)

Represents (a) for each NEO, accrued vacation pay due to the executive officer as of December 31, 2022 and (b) for Mr. Gillheeney, estimated executive outplacement services with a mutually agreeable outplacement provider for up to one (1) year.

(4)	No options or restricted stock units would vest as a result of the termination of the executive officer’s employment without cause not in connection with a change of control.

	Termination Without Cause(1) Following a Change in Control
	Salary ($)	Bonus ($)(2)	Benefits ($)(3)	Other ($)(4)	Value of Modified Equity Awards ($)(5)	Total ($)
Gary S. Gillheeney, Sr.	1,750,000	1,750,000	25,191	104,066	976,494	4,605,751
David Francisco	405,000	243,000	19,165	39,780	130,659	837,604
Patrick Bilbo	455,000	318,500	12,595	52,487	209,898	1,048,480
Lori Freedman	420,000	252,000	19,165	40,172	166,530	897,867
Brian Grow	435,000	282,750	19,160	51,736	186,882	975,528

(1)

“Change in control” is defined as the occurrence of any of the following: (i) the acquisition other than by the Control Group by an individual, entity, group or any other person of beneficial ownership of more than fifty percent (50%) or more of either (x) the then-outstanding shares of common stock of the Company or (y) the combined voting power of the election of directors for the Company; and/or (ii) the sale of substantially all of the Company’s assets or a merger or sale of stock wherein the holders of the Company’s capital stock immediately prior to such sale do not hold at least a majority of the outstanding capital stock of the Company or its successor immediately following such sale; (iii) the Company’s stockholders approve and complete any plan or proposal for the liquidation or dissolution of the Company; and/or (iv) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequently to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

(2)	Amount represents 100% of the executive’s target bonus for the fiscal year in which termination of employment occurs. In the case of our CEO, the amount represents 200% of his target bonus.
(3)

Represents payment of the difference between the cost of COBRA continuation coverage for the executive officer and any dependent who received health insurance coverage prior to December 31, 2022, and any premium contribution amount applicable to the executive as of December 31, 2022.

(4)	Represents accrued vacation pay due to the executive officer as of December 31, 2022.
(5)

Represents the intrinsic value, as of December 31, 2022, of all unvested stock options and restricted stock units that would vest as a result of the termination of the executive officer’s employment as of December 31, 2022, in connection with a change of control.

CEO Pay Ratio

In accordance with Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of the annual total compensation of our principal executive officer to the median of the annual total compensation of all of our employees other than our principal executive officer. For fiscal year 2022, the annual total compensation for Gary S. Gillheeney, Sr., our Chief Executive Officer, as reported in our Summary Compensation Table, was $6,010,057, and the annual total compensation for our median employee was $131,459, resulting in an estimated pay ratio of approximately 46:1.

We identified the median employee as of December 31, 2022, by aggregating for each employee employed on that date base salary or wages actually paid in fiscal year 2022. We chose this methodology because we believed it was reasonably representative of our employee compensation. We then ranked our employees from lowest to highest using this compensation measure. This calculation was performed for all of our employees who were employed on December 31, 2022, excluding Mr. Gillheeney, which totaled 1,024 employees, all of whom are based in the United States. Foreign employees, which total fewer than 5% of our employees, were excluded. We selected the employee ranked 512th on the list as our “median employee” for purposes of calculating the pay ratio and then determined that employee’s annual total compensation in the same manner as we determined Mr. Gillheeney’s compensation for purposes of the Summary Compensation Table.

Pay Versus Performance
The following table provides a summary of “Compensation Actually Paid,” calculated as prescribed by the SEC (“CAP”), to the principal executive officer (“PEO”), the average CAP for the other non-PEO
named executive officers
(“Non-PEO
NEOs”),
total
shareholder return (“TSR”), Net Income and the Company-selected financial measure of Net Revenue for 2022, 2021 and 2020.

Year	Summary compensation table total for PEO ($)(1)	Compensation actually paid to PEO ($)(2)	Average summary compensation table total for non-PEO named executive officers ($)(3)	Average compensation actually paid to non-PEO named executive officers ($)(3)(4)	Value of initial fixed $100 investment(5) based on:		Net Income ($ millions)	Net Revenue ($ millions) (6)
					Total shareholder return ($)	Peer group total shareholder return ($)
2022	6,010,057	(1,042,976)	1,299,168	(155,180)	55.93	111.27	15.5	450.9
2021	4,430,757	6,311,748	1,279,645	1,875,058	192.10	124.89	94.2	467.4
2020	2,541,209	5,102,714	975,076	2,043,737	156.55	125.69	17.2	338.3

(1)	The PEO is Gary S. Gillheeney, Sr.
(2)	To calculate CAP for the PEO, the following adjustments were made to SCT total compensation, calculated in accordance with the SEC methodology for determining CAP for each year shown:

Fiscal Year (FY)	SCT Stock Award Value & Option Award Value ($)	Fair Value of FY Equity Awards at FY($)(i)	Change in Value of Prior Years’ Awards Unvested at FY ($)(ii)	Change in Value of Prior Years’ Awards that Vested in FY($)(iii)	Fair Value of Awards Forfeited in FY($)	Dividends Paid in FY on Unvested Awards($)	Equity Adjustment to CAP($)
2022	(4,949,430)	1,230,941	(3,048,753)	(285,791)	—	—	(7,053,033)
2021	(2,820,236)	1,914,609	822,219	1,964,399	—	—	1,880,991
2020	(899,632)	3,461,138	—	—	—	—	2,561,505

(i)	Valued at the FY end.
(ii)	Valued as of the end of the prior FY and as of the end of the current FY.
(iii)	Valued as of the end of the prior FY and as of the vesting date.
(3)
The
non-PEO
named executive officers (NEOs) represent the following individuals for each of the years shown: David Francisco (other than 2020), Chief Financial Officer and principal financial and accounting officer, Patrick Bilbo, Chief Operating Officer, Lori Freedman, Chief Administrative and Legal Officer, and Brian Grow, Chief Commercial Officer.

(4)	To calculate average CAP for the non-PEO NEOs, the following adjustments were made to SCT total compensation, calculated in accordance with the SEC methodology for determining CAP for each year shown:

Fiscal Year (FY)	SCT Stock Award Value & Option Award Value ($)	Fair Value of FY Equity Awards at FY($)(i)	Change in Value of Prior Years’ Awards Unvested at FY ($)(ii)	Change in Value of Prior Years’ Awards that Vested in FY($)(iii)	Fair Value of Awards Forfeited in FY ($)	Dividends Paid in FY on Unvested Awards ($)	Equity Adjustment to CAP($)
2022	(795,998)	197,975	(774,338)	(81,987)	—	—	(1,454,348)
2021	(634,787)	434,578	247,648	547,974	—	—	595,413
2020	(318,721)	1,222,533	123,143	41,706	—	—	1,068,661

(i)	Valued at the FY end.
(ii)	Valued as of the end of the prior FY and as of the end of the current FY.
(iii)	Valued as of the end of the prior FY and as of the vesting date.
(5)
The Peer Group TSR set forth in this table utilizes the Nasdaq Biotechnology Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report on Form
10-K
for the year ended December 31, 2022. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the Nasdaq Biotechnology Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
(6)
Our company-selected measure, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we use to link CAP to our NEOs for fiscal 2022 to our company’s performance, is Net Revenue.

Required Tabular Disclosure of Most Important Performance Measures
The most important financial performance measures used by the company to link CAP to the company’s NEOs for the most recently completed fiscal year to the Company’s performance are set forth below. For further information regarding these performance metrics and their function in our executive compensation program, please see “Compensation Discussion and Analysis.”

•	Net revenue

•	Gross margin percentage

•	Adjusted EBITDA, a non-GAAP measure
Required Disclosure of the Relationship Between Compensation Actually Paid and Financial Performance Measures
As required by Item 402(v) of Regulation
S-K,
we are providing the following graphs to illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. In addition, the first graph below further illustrates the relationship between Company total shareholder return and that of the Peer Group. As noted above, CAP for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by or actually paid to our NEOs during the applicable fiscal years.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

INFORMATION ABOUT COMMON STOCK OWNERSHIP

Stock Owned by Directors, Executive Officers and Greater-than-5 percent Stockholders

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of April 10, 2023, by:

•	each person or entity, or group of affiliated persons or entities, known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock (i) underlying RSUs that will vest within 60 days of April 10, 2023 or (ii) subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 10, 2023, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Each stockholder’s percentage ownership is determined in accordance with Rule 13d-3 under the Exchange Act and is based on 131,210,044 shares of our common stock outstanding as of April 10, 2023. The number of outstanding shares beneficially owned by each stockholder below was obtained from the most recent publicly filed information, as applicable.

Name and Address of Beneficial Owner(1)	Number of Shares	Right to Acquire	Total		Percentage of Shares Outstanding
5%+ Stockholders
Significant Stockholder Group(2)	59,248,027	—	59,248,027		45.2%
Organo PFG LLC and affiliated entities(3)	11,131,474	—	11,131,474		8.5%
Soleus Capital Master Fund, L.P.(4)	7,363,063	—	7,363,063		5.6%
Michael W. Katz(5)	1,495,062	80,000	1,575,062		1.2%
Directors and Named Executive Officers
Gary S. Gillheeney, Sr.	613,509	1,751,205	2,364,714		1.8%
Alan A. Ades(6)	26,375,746	—	26,375,746		20.1%
Robert Ades	—	—	—		—
Michael J. Driscoll	25,547	—	25,547		*
Prathyusha Duraibabu	24,327	—	24,327		*
David Erani	—	—	—		—
Jon Giacomin	22,320	1,773	24,093	*
Michele Korfin	—	23,913	23,913		*
Arthur S. Leibowitz	70,854	30,000	100,854	*
Glenn H. Nussdorf(7)	14,963,663	—	14,963,663		11.4%
Gilberto Quintero	—	23,913	23,913		*
Patrick Bilbo	121,355	636,647	758,002	*
David Francisco	13,678	109,140	122,818	*
Lori Freedman	22,590	232,114	254,704	*
Brian Grow	33,820	427,914	461,734	*
All directors and executive officers as a group (16 individuals)(8)	42,303,946	3,529,568	45,833,514		34.0%

*	Less than one percent.
(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Organogenesis Holdings Inc., 85 Dan Road, Canton, Massachusetts 02021.
(2)

Alan A. Ades, Albert Erani, Glenn H. Nussdorf, Dennis Erani, Starr Wisdom and certain of their respective affiliates, including Organo PFG LLC, Organo Investors LLC, Dennis Erani 2012 Issue Trust, Alan Ades as Trustee of the Alan Ades 2014 GRAT, Albert Erani Family Trust dated 12/29/2012, RED Holdings, LLC, GN 2016 Family Trust u/a/d August 12, 2016 and GN 2016 Organo 10-Year GRAT u/a/d September 30, 2016, who we refer to collectively as the Significant Stockholder Group, control a significant amount of the voting power of the outstanding Class A common stock. The Significant Stockholder Group reported that they hold their shares of our stock as part of a group (as defined in Section 13(d)(3) of the Exchange Act) for the purposes of reporting beneficial ownership of the Company’s securities in an Amendment No. 6 to Schedule 13D filed on December 30, 2021.

(3)

Consists of (i) 8,279,490 shares of Class A common stock held by Organo PFG LLC and (ii) 2,851,984 shares of Class A common stock held by Organo Investors LLC. Alan A. Ades and Albert Erani are managing members of Organo PFG LLC and of Organo Investors LLC and they share voting and investment power over the shares of Class A common stock held by each entity. Each of Mr. Ades and Mr. Erani disclaim beneficial ownership of the shares of Class A common stock held by each of Organo PFG LLC and Organo Investors LLC, except to the extent of his pecuniary interest therein. The address of each of the foregoing is c/o Rugby Realty Co., Inc., 300 Lighting Way, Secaucus, NJ 07094.

(4)

Consists of 7,363,063 shares of Class A common stock held by Soleus Capital Master Fund, L.P. (“Master Fund”) according to a Schedule 13G filed with the SEC on February 14, 2023. Soleus Capital, LLC (“Soleus Capital”) is the sole general partner of Master Fund and thus holds voting and dispositive power over the shares held by Master Fund. Soleus Capital Group, LLC (“SCG”) is the sole managing member of Soleus Capital. Mr. Guy Levy is the sole managing member of SCG. Each of SCG, Soleus Capital and Mr. Guy Levy disclaims beneficial ownership of these securities held by Master Fund, except to the extent of their respective pecuniary interests therein. The address of each of the foregoing is 104 Field Point Road, 2nd Floor, Greenwich, CT 06830.

(5)

Consists of: (i) 76,382 shares of Class A common stock, (ii) 1,418,680 shares of Class A common stock (the “Trust Shares”) held by the GN 2016 Family Trust u/a/d August 12, 2016 (the “Trust”) and (iii) 80,000 shares of Class A common stock underlying stock options that are exercisable as of April 10, 2023, or will become exercisable within 60 days after such date. Mr. Katz is the trustee of the Trust, a stockholder of the issuer that is a member of a group holding over 10% of the outstanding shares of Class A common stock of the issuer for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended. Mr. Katz exercises voting and investment control over the Trust Shares, but Mr. Katz does not have a pecuniary interest in the Trust Shares.

(6)

Consists of (i) 8,406,498 shares of Class A common stock, (ii) 6,837,774 shares of Class A common stock held by Alan Ades as Trustee of the Alan Ades 2014 GRAT, (iii) 8,279,490 shares of Class A common stock held by Organo PFG LLC and (iv) 2,851,984 shares of Class A common stock held by Organo Investors LLC. Mr. Ades exercises voting and investment power over the shares of Class A common stock held by Alan Ades as Trustee of the Alan Ades 2014 GRAT, Organo PFG LLC and Organo Investors LLC. Mr. Ades disclaims beneficial ownership of the shares of Class A common stock held by each of Alan Ades as Trustee of the Alan Ades 2014 GRAT, Organo PFG LLC and Organo Investors LLC, except to the extent of his pecuniary interest therein.

(7)

Consists of (i) 2,783,663 shares of Class A common stock, (ii) 1,418,680 shares of Class A common stock held by GN 2016 Family Trust u/a/d August 12, 2016 and (iii) 10,761,320 shares of Class A common stock held by GN 2016 Organo 10-Year GRAT u/a/d September 30, 2016. Mr. Nussdorf exercises voting and investment power over the shares of Class A common stock held by GN 2016 Organo 10-Year GRAT u/a/d September 30, 2016. Mr. Michael Katz, as trustee, exercises and Mr. Nussdorf may be deemed to exercise voting and investment power over the shares of Class A common stock held by GN 2016 Family Trust u/a/d August 12, 2016. Mr. Nussdorf disclaims beneficial ownership of the shares of Class A common stock held by GN 2016 Organo 10-Year GRAT u/a/d September 30, 2016, except to the extent of his pecuniary interest therein, and each of Mr. Nussdorf and Mr. Katz disclaims beneficial ownership of the shares of Class A common stock held by GN 2016 Family Trust u/a/d August 12, 2016, except to the extent of his pecuniary interest therein. The address of each of the foregoing (other than Mr. Katz) is 35 Sawgrass Drive, Bellport, NY 11713.
(8)

Consists of (i) 42,303,946 shares of Class A common stock, (ii) 3,479,969 shares of Class A common stock underlying stock options that are exercisable as of April 10, 2023 or will become exercisable within 60 days after such date and (iii) 49,599 shares of Class A common stock underlying restricted stock units that will vest within 60 days of April 10, 2023. As to disclaimers of beneficial ownership, see footnotes (2), (6) and (7) above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act and the policy, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person (including our executive officers, directors and 5% stockholders, as well as specified members of the family or household of any of these individuals or stockholders), had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee (currently composed of Mr. Leibowitz, Ms. Duraibabu, Mr. Giacomin and Dr. Quintero, all independent directors), but only those independent directors who are disinterested, is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction. The disclosure below covers related party transactions that have occurred since January 1, 2022.

Agreements with Our Stockholders

Leases with Significant Stockholder Group

The buildings we occupy in Canton, Massachusetts are owned (or in the case of 275 Dan Road, was owned until August 11, 2021) by entities that are controlled by Alan Ades, Albert Erani, Dennis Erani and Glenn Nussdorf. These entities are: 65 Dan Road SPE, LLC; 65 Dan Road Associates; 85 Dan Road Associates; Dan Road Associates; and 275 Dan Road SPE, LLC. Mr. Ades, Mr. Albert Erani and Mr. Nussdorf are current and former members of our board of directors and greater than 5% stockholders. Mr. Ades and Mr. Albert Erani are first cousins. Together, Mr. Ades, Mr. Albert Erani, Mr. Dennis Erani and Mr. Nussdorf and certain of their respective affiliates, control a significant amount of the voting power of our outstanding Class A common stock.

On January 1, 2013, we entered into a capital lease with 65 Dan Road SPE, LLC related to the facility at 65 Dan Road, Canton, Massachusetts. We made aggregate payments under the lease of $858,800 in each of 2020 and 2021. As of December 31, 2021, we had accrued, unpaid rent of $1,046,060 due under the lease. Under the lease, we were required to make monthly rent payments of approximately $62,000 through December 31, 2018. The monthly rent payments increased by 10% on January 1, 2022 to approximately $75,000 per month and increased by 46.9% on January 1, 2023 to approximately $110,792 per month. In addition to the monthly rent payments, we are responsible for reimbursing the landlord for taxes and insurance on the property. The original lease term expires on December 31, 2022. In November 2021 we exercised our option to extend the lease term through December 31, 2027.

On January 1, 2013, we entered into a capital lease with 85 Dan Road Associates related to the facility at 85 Dan Road, Canton, Massachusetts. We made aggregate payments under the lease of $1,083,600 in each of 2020 and 2021. As of December 31, 2021, we had accrued, unpaid rent of $2,222,756 due under the lease. Under the lease, we were required to make monthly rent payments of $77,000 through December 31, 2018. The monthly rent payments increased by 10% on January 1, 2022 to approximately $93,000 per month and increased by 15.9% on January 1, 2023 to approximately $107,975 per month. In addition to the monthly rent payments, we are responsible for reimbursing the landlord for taxes and insurance on the property. The lease term expires on December 31, 2022. In November 2021 we exercised our option to extend the lease term through December 31, 2027.

On January 1, 2013, we entered into a capital lease with Dan Road Equity I, LLC related to the facility at 150 Dan Road, Canton, Massachusetts. We made aggregate payments under the lease of $1,328,060 in each of

2020 and 2021. As of December 31, 2021, we had accrued, unpaid rent of $2,003,909 due under the lease. Under the lease, we were required to make monthly rent payments of approximately $95,000 through December 31, 2018. The monthly rent payments increased by 10% on January 1, 2022 to approximately $115,000 per month and increased by 88.7% on January 1, 2023 to approximately $217,726 per month. In addition to the monthly rent payments, we are responsible for reimbursing the landlord for taxes and insurance on the property. The lease term expires on December 31, 2022. In November 2021 we exercised our option to extend the lease term through December 31, 2027.

On January 1, 2013, we entered into capital lease arrangements with 275 Dan Road SPE, LLC for the property located on 275 Dan Road, Canton, Massachusetts (“275 Dan Road”). Under the lease, we were required to make monthly rent payments of approximately $92,000 through December 31, 2018. The monthly rent payments increased by 10% on January 1, 2019 to approximately $101,000 per month. In addition to the monthly rent payments, we were responsible for reimbursing the landlord for taxes and insurance on the property. On August 11, 2021, we purchased the land, building and improvements located at 275 Dan Road from 275 Dan Road SPE, LLC (the “Seller”) for a purchase price of $6 million, which we paid at closing. In connection with the purchase of the property, the 275 Dan Road lease was terminated. The purchase and sale of 275 Dan Road was completed pursuant to a Purchase and Sale Agreement dated as of August 11, 2021 by and between us and the Seller (the “Purchase and Sale Agreement”). Under the Purchase and Sale Agreement, we agreed to pay the Seller deferred rent of $5,062,788 that was owed to the Seller under the 275 Dan Road lease (the “Deferred Rent”) and accrued interest thereon (the “Accrued Interest”). We paid the Seller one-half of the Deferred Rent and Accrued Interest in November 2021 and paid the remainder in five equal installments with interest on the balance of the Deferred Rent only at an annual simple rate of 4.5% on January 4, 2022, April 1, 2022, July 1, 2022, October 3, 2022 and January 3, 2023. We made aggregate payments of Deferred Rent and Accrued Interest under the Purchase and Sale Agreement of $2,565,287 in 2022. Other than the payment of Deferred Rent and Accrued Interest, we were not required to pay any fees or penalties in connection with the termination of the 275 Dan Road lease.

On August 6, 2019, we entered into a Letter Agreement (the “Letter Agreement”) with Dan Road Associates LLC, 85 Dan Road Associates LLC, 275 Dan Road SPE LLC and 65 Dan Road SPE LLC (collectively, the “Landlords”) pursuant to which we agreed that each Landlord shall be entitled to receive interest on the accrued but unpaid rent obligations under the leases described above as of March 14, 2019, which totaled $10,335,513.47 (the “Lease Debt”) for the period commencing April 1, 2019. The interest on the Lease Debt accrues at a rate per annum equal to the greater of (A) the prime rate plus three and three-quarters of one percent (3.75%) and (B) nine and one-quarter of one percent (9.25%), which is the rate applicable to the term loans under that certain Credit Agreement dated as of March 14, 2019, as amended, among us, the lenders from time to time party thereto. Accrued interest on the Lease Debt is payable in cash on the date when the Lease Debt is repaid (as to the principal amount so repaid) and shall not itself bear interest. As of December 31, 2022, accrued and unpaid interest under the Letter Agreement (exclusive of amounts payable to 275 Dan Road SPE LLC pursuant to the Purchase and Sale Agreement for 275 Dan Road) was equal to $1,829,750. As noted above, pursuant to the Purchase and Sale Agreement for 275 Dan Road, we agreed to pay the Seller the Deferred Rent under the 275 Dan Road lease and the Accrued Interest under the 275 Dan Road lease.

Executive Officer Compensation

See “Executive Compensation” for additional information regarding compensation of our NEOs.

Gary Gillheeney, Jr., our Vice President, Customer Experience, is a child of Gary S. Gillheeney, Sr., our President and Chief Executive Officer, and he received total compensation of $233,021.00 in fiscal year 2022. James Gillheeney, one of our Senior Tissue Regeneration Specialists, is also a child of Gary S. Gillheeney, Sr. and he received total compensation of $258,401.16 in fiscal year 2022.

Employment Agreements

We have entered into employment agreements with certain of our NEOs. For more information regarding these agreements, see “Executive Compensation.”

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

INFORMATION ABOUT OUR AUDIT COMMITTEE AND

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The primary role of our audit committee is to assist our Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, the adequacy of the system of internal control over financial reporting and disclosure controls and procedures established by management and the Board, and the audit process and the independent registered public accounting firm’s qualifications, independence and performance.

Management is responsible for establishing and maintaining the company’s system of internal controls and for preparation of the company’s financial statements. Our independent registered public accounting firm is responsible for performing an audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing an opinion on the financial statements. The audit committee has met and held discussions with management and our independent registered public accounting firm, and has also met separately with our independent registered public accounting firm, without management present, to review the adequacy of our internal controls, financial reporting practices and audit process.

The audit committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2022 with management and the independent registered public accounting firm. As part of this review, the audit committee discussed with our independent registered public accounting firm the communications required by generally accepted auditing standards, including those described in the Public Company Accounting Oversight Board’s Statement on Auditing Standards No. 16, “Communication with Audit Committees,” as amended.

The audit committee has received from our independent registered public accounting firm a written statement describing all relationships between that firm and Organogenesis Holdings Inc. that might bear on the registered public accounting firm’s independence, consistent with Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence.” The audit committee has discussed the written statement with the independent registered public accounting firm, and has considered whether the independent registered public accounting firm’s provision of any consultation and other non-audit services to Organogenesis Holdings Inc. is compatible with maintaining the registered public accounting firm’s independence.

Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the audit committee recommended to the Board of Directors that Organogenesis Holdings Inc.’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission.

Arthur S. Leibowitz, Chair

Michael J. Driscoll

Prathyusha Duraibabu

Jon Giacomin

Our Independent Registered Public Accounting Firm

Our Audit Committee engaged RSM US LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2022. RSM US LLP also served as our registered public accounting firm for the fiscal year ended December 31, 2021. Representatives of RSM US LLP are expected to attend the annual meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

Audit and Other Fees

The following is a summary of the fees for professional services rendered by RSM US LLP, our independent registered public accounting firm, for fiscal years 2021 and 2022.

Fee Category	Fiscal 2022	Fiscal 2021
Audit fees	$1,118,000	$1,079,500
Audit-related fees	—	—
Tax fees	$31,500	63,000
All other fees	—	—

Total fees	$1,149,500	$1,142,500

Audit fees. Audit fees for Fiscal 2022 consist of fees and related expenses for the professional services rendered for the audit of our financial statements, the audit of our internal control over financial reporting, and the review of the interim financial statements included in our quarterly reports on Form 10-Q. Audit fees for Fiscal 2021 consist of fees and related expenses for the professional services rendered for the audit of our financial statements, the audit of our internal control over financial reporting, and the review of the interim financial statements included in our quarterly reports on Form 10-Q.

Tax fees. Tax fees consist of fees billed related to an IRC Section 382 Valuation Analysis provided by our independent registered public accounting firm.

Pre-Approval Policies and Procedures

Our audit committee’s pre-approval policies or procedures do not allow our management to engage RSM US LLP to provide any specified services without specific audit committee pre-approval of the engagement for those services. All of the services provided by RSM US LLP during fiscal years 2022 and 2021 were pre-approved.

Whistleblower Procedures

Our audit committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

OTHER MATTERS

Other Business

Neither we nor our board of directors intends to propose any matters of business at the meeting other than the proposals described in this proxy statement. Neither we nor our board or directors know of any matters to be proposed by others at the meeting.

Stockholder Proposals for Next Annual Meeting

Stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at our next Annual Meeting of Stockholders must submit the proposals in proper form to us at the address set forth on the first page of this proxy statement not later than January 2, 2024 in order for the proposals to be considered for inclusion in our proxy statement and form of proxy relating to our next annual meeting. However, if the date of our next annual meeting is changed by more than 30 days from the anniversary of our 2023 Annual Meeting, then the deadline to submit such stockholder proposals is a reasonable time before we begin to print and send our proxy materials.

Stockholder proposals intended to be presented at our next annual meeting submitted outside the processes of Rule 14a-8 or stockholder proposals to nominate a director candidate to be considered by the board of directors must be received in writing by us no later than the close of business on March 15, 2024, nor earlier than February 14, 2024, together with all supporting documentation and information required by our bylaws; provided, however, that if our next annual meeting is advanced more than 30 days or delayed more than 60 days after the anniversary of our 2023 Annual Meeting, such notice must be received in writing by us not earlier than the close of business on the one-hundred twentieth (120th) day prior to the date of such annual meeting nor later than the close of business on the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date is first made. Proxies solicited by us will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

In addition to satisfying the foregoing requirements under the bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 15, 2024. If the date of the 2024 Annual Meeting is more than 30 days before or after June 13, 2024, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide such notice by the later of 60 days prior to the meeting or the 10th day after the Company first publicly announces the date of the meeting.

ORGANOGENESIS HOLDINGS INC. 85 DAN ROAD CANTON, MA 02021

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ORGO2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                                                                                                                                              V13812-P93488                      KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ORGANOGENESIS HOLDINGS INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a Vote FOR ALL director nominees listed in proposal 1 and FOR proposals 2 and 3.
1. Election of Directors Nominees:	☐	☐	☐

        01)   Alan A. Ades                        07)   Gary S. Gillheeney, Sr.

        02)   Robert Ades                         08)   Michele Korfin

        03)   Michael J. Driscoll              09)   Arthur S. Leibowitz

        04)   Prathyusha Duraibabu         10)   Glenn H. Nussdorf

        05)   David Erani                         11)   Gilberto Quintero

        06)   Jon Giacomin

					For	Against	Abstain

2. Approval, on an advisory basis, of the compensation paid to our named executive officers, as disclosed in the Company's proxy statement for its 2023 annual meeting of shareholders.					☐	☐	☐

3. Appointment of RSM US LLP as independent registered public accounting firm for fiscal year 2023.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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ORGANOGENESIS HOLDINGS INC.

Annual Meeting of Shareholders

June 13, 2023 11:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Gary S. Gillheeney, Sr. and Lori Freedman, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of ORGANOGENESIS HOLDINGS INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 AM, EDT on June 13, 2023, at www.virtualshareholdermeeting.com/ORGO2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side